UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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SIRONA DENTAL SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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January 21, 2011

Dear Stockholders:

You are cordially invited to attend the 2010 Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”), to be held on Wednesday, February 23, 2011, beginning at 11:00 a.m. at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654.

Information about the meeting and the various matters on which the stockholders will vote is included in the Notice of Meeting and Proxy Statement which follow. Also included is a proxy card and postage-paid return envelope. Please sign, date and mail the enclosed proxy card in the return envelope provided, as promptly as possible, whether or not you plan to attend the meeting. A copy of the Company’s 2010 Annual Report is also enclosed for your review.

I look forward to greeting you personally at the meeting.

Sincerely,

Jost Fischer

Chairman and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

February 23, 2011

TO THE STOCKHOLDERS OF SIRONA DENTAL SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) will be held on Wednesday, February 23, 2011, beginning at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654, for the following purposes:

1.	To elect four (4) directors to serve for three-year terms or until their respective successors are elected and qualified;

2.	To vote on ratifying the selection of KPMG AG, Wirtschaftsprüfungsgesellschaft, Frankfurt, Germany (“KPMG”) as the Company’s independent auditor for the fiscal year ending September 30, 2011;

3.	To approve an advisory proposal on compensation of the Company’s named executive officers as disclosed in this proxy statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers;”

4.	To approve an advisory proposal on how often to vote for approval of the compensation of the Company’s named executive officers; and

5.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors recommends a FOR vote for each of proposals (1), (2) and (3) above and an EVERY THREE YEARS vote for proposal (4) above.

Only holders of record of Common Stock as of the close of business on December 27, 2010 are entitled to notice of and to vote at the meeting and any adjournments thereof.

If you attend the meeting in person, please proceed to the security desk at the front the building and be prepared to show at least one form of photo identification.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on February 23, 2011: The 2010 Proxy Statement and the Company’s 2010 Annual Report are available at www.sirona.com.

In accordance with Delaware law, a list of the holders of Common Stock entitled to vote at the 2010 Annual Meeting will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during ordinary business hours, for at least 10 days prior to the Annual Meeting, at the offices of the Company, located at 30-30 47th Avenue, Suite 500, Long Island City, New York 11101.

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH NEEDS NO POSTAGE IF MAILED IN THE UNITED STATES. IF YOU LATER DESIRE TO REVOKE YOUR PROXY, YOU MAY DO SO AT ANY TIME BEFORE IT IS EXERCISED.

*  *  *  *

By Order of the Board of Directors,

Jonathan Friedman
Secretary

Long Island City, New York

January 21, 2011

Page

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS	1

PROPOSAL 1—ELECTION OF DIRECTORS	4

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR	15

PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT UNDER “OTHER INFORMATION FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS—COMPENSATION OF EXECUTIVE OFFICERS”	17

PROPOSAL 4—ADVISORY VOTE ON HOW OFTEN TO VOTE FOR APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS	18

OTHER INFORMATION FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS	19

Security Ownership of Certain Beneficial Owners and Management	19

Section 16(a) Beneficial Ownership Reporting Compliance	21

Equity Compensation Plan Information	21

Compensation of Directors	21

Compensation of Executive Officers	22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	49

HOUSEHOLDING OF PROXY MATERIALS	50

SOLICITATION OF PROXIES	50

PROPOSALS FOR THE 2011 ANNUAL MEETING	50

GENERAL	51

OTHER MATTERS	52

Sirona Dental Systems, Inc.

30-30 47th Avenue

Suite 500

Long Island City, New York 11101

(718) 482-2011

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On February 23, 2011

We are sending you our proxy materials in connection with the solicitation of the enclosed proxy by the Board of Directors of Sirona Dental Systems, Inc. (the “Company”) for use at the 2010 Annual Meeting of Stockholders, and at any adjournments thereof.

Attending the Annual Meeting

The Annual Meeting will be held on February 23, 2011, at 11:00 a.m., at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654 to consider the matters set forth in the Notice of Annual Meeting of Stockholders. This Proxy Statement and the form of proxy enclosed are being mailed to stockholders with the Company’s Annual Report to Stockholders commencing on or about January 27, 2011.

Stockholders Entitled to Vote

Only stockholders of record of the Common Stock, par value $0.01 per share, of the Company (the “Common Stock”) at the close of business on December 27, 2010 will be entitled to vote at the Annual Meeting. As of that date, a total of 55,438,225 shares of Common Stock were outstanding (excluding 27,825 shares owned by the Company), each share (excluding shares owned by the Company) being entitled to one vote. Shares of Common Stock owned by the Company are not entitled to vote at the annual meeting. There is no cumulative voting.

Quorum

The presence, at the commencement of the Annual Meeting, in person or by proxy of the holders of a majority of the issued and outstanding shares of Common Stock of the Company will constitute a quorum for the transaction of business at the Annual Meeting. If, however, a quorum is not present or represented at the Annual Meeting, the stockholders entitled to vote thereat, present in person or by proxy, may adjourn the Annual Meeting, without notice other than announcement at the Annual Meeting, until a quorum shall be present or represented.

Shares owned by the Company are not voted and do not count for quorum purposes. In order to assure the presence of a quorum at the Annual Meeting, please vote your shares in accordance with the instructions described above, even if you plan to attend the Annual Meeting. Abstentions and broker non-votes are counted as present for purposes of establishing a quorum. A broker non-vote occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

Street Name Holders and Record Holders

If you own shares through a broker, the registered holder of those shares is the broker or its nominee. Such shares are often referred to as held in “street name,” and you, as the beneficial owner of those shares, do not appear in our stock register. For street name shares, there is a two-step process for distributing our proxy materials and tabulating votes. Brokers inform us how many of their clients own Common Stock in street name, and the broker forwards our proxy materials to those beneficial owners. If you receive our proxy materials, including a voting instruction card, from your broker, you should vote your shares by following the procedures specified on the voting instruction card. Shortly before the Annual Meeting, your broker will tabulate the votes it has received and submit a proxy card to us reflecting the aggregate votes of the street name holders. If you plan to attend the Annual Meeting and vote your street name shares in person, you should contact your broker to obtain a broker’s proxy card and bring it to the Annual Meeting.

If you are the registered holder of shares, you are the record holder of those shares, and you should vote your shares as described below under “How Record Holders Vote.”

How Record Holders Vote

You can vote at the Annual Meeting in person or by proxy. We recommend that you vote by proxy even if you plan to attend the Annual Meeting. You can always attend the Annual Meeting and revoke your proxy by voting in person.

There are three ways to vote by proxy:

•	By telephone—You can vote by touch tone telephone by calling toll-free 1-800-690-6903 and following the instructions on our proxy card;

•	By Internet—You can vote by Internet by going to the website www. proxyvote.com and following the instructions on our proxy card; or

•	By mail—You can vote by mail by completing, signing, dating and mailing our enclosed proxy card.

By giving us your proxy, you are authorizing the individual named on our proxy card, the proxy, to vote your shares in the manner you indicate. You may (i) vote for the election of all of our director nominees, (ii) withhold authority to vote for all of our director nominees, or (iii) vote for the election of one or more of our director nominees and withhold authority to vote for the other nominee(s), by so indicating on the proxy card. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the ratification of the appointment of KPMG as the Company’s independent auditor for fiscal year ending September 30, 2011 and approval of the compensation of the Company’s named executive officers as described in this proxy statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers.” You may elect to vote on approval of the compensation of the Company’s named executive officers (i) every year, (ii) every two years, (iii) every three years or (iv) abstain from voting.

If you vote by proxy without indicating your instructions, your shares will be voted FOR:

•	The election of our four (4) director nominees;

•	The ratification of the appointment of KPMG as the Company’s independent auditor;

•

The approval of the compensation of the Company’s named executive officers as described in this proxy statement under “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers”; and

•	The election to vote on approval of the compensation of the Company’s named executive officers every three years.

Revocation of Proxies

A stockholder may revoke a proxy at any time prior to its exercise (i) by giving to the Company’s Corporate Secretary a written notice of revocation of the proxy’s authority, (ii) by submitting a duly elected proxy bearing a later date or (iii) by attending the Annual Meeting and voting in person.

The Vote Necessary for Action to be Taken

The nominees for director for three-year terms will be elected, provided that they receive the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the four persons receiving the greatest number of votes will be elected to serve as directors. As a result, withholding authority to vote for a director nominee, or abstentions, and broker non-votes with respect to the election of directors will not affect the outcome of the election of directors.

The affirmative vote of a majority of the Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal is required to approve the ratification of the selection of our independent auditors and to approve the advisory proposal on the compensation of the Company’s named executive officers. Abstentions will be treated as being present and entitled to vote on the matter and, therefore, will have the effect of votes against the proposal.

The frequency of the stockholder vote to approve the compensation of the Company’s named executive officers (“say on when”) selected by stockholders with respect to the advisory proposal will be the time period that receives the affirmative vote of a plurality of the shares present at the Annual Meeting, whether in person or by proxy. This means that, if a quorum is present, the time period receiving the greatest number of votes will be the frequency selected with respect to the advisory proposal on how often stockholders will vote to approve the compensation of the Company’s named executive officers. As a result, withholding authority to vote for a time period, or abstentions, and broker non-votes with respect to the “say on when” proposal will not affect the outcome of the time period selected with respect to the advisory proposal.

Other Matters

As of the date of this Proxy Statement, the Board of Directors of the Company does not know of any business that will be presented for consideration at the Annual Meeting other than the matters described in this Proxy Statement. If any other matters are properly brought before the Annual Meeting, the person named in the enclosed form of proxy will vote the proxies in accordance with their best judgment.

PROPOSAL 1—ELECTION OF DIRECTORS

The Board of Directors of the Company is currently composed of eleven members divided into three classes. The members of each class are elected to serve three-year terms with the term of office of each class ending in successive years. William K. Hood, Thomas Jetter, Harry M. Jansen Kraemer, Jr. and Jeffrey T. Slovin are the directors in the class whose term expires at the Annual Meeting. The Board of Directors has approved the nomination of Messrs. Hood, Jetter, Kraemer and Slovin for re-election and the four nominees have indicated a willingness to serve. The members of the two other classes of directors will continue in office for their existing terms. Upon the expiration of the term of a class of directors, the nominees for such class will generally be elected for three-year terms at the annual meeting of stockholders held in the year in which such term expires. A plurality of the shares of Common Stock present and voting at the Annual Meeting is necessary to elect the nominees for director.

The person named as proxy in the enclosed form of proxy will vote the proxies received by them for the election of Messrs. Hood, Jetter, Kraemer and Slovin, unless otherwise directed. In the event that any of the nominees become unavailable for election at the Annual Meeting, the person named as proxy in the enclosed form of proxy may vote for a substitute nominee in their discretion as recommended by the Board of Directors.

Information concerning the nominees and incumbent directors whose terms will continue after the Annual Meeting is set forth below.

Nicholas W. Alexos (Term expiring at 2011 Annual Meeting)	Age 47, has served as a Director since the exchange transaction (the “Exchange”).[1] Mr. Alexos serves as Chairman of the Finance Committee of our Board of Directors. Mr. Alexos currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co-founding Madison Dearborn Partners in 1993, Mr. Alexos was with First Chicago Venture Capital for four years. Previously, he was with The First National Bank of Chicago. Mr. Alexos concentrates on investments in the health care industry and, in addition to serving on the Board of Luxco Manager,[2] currently serves on the Boards of Directors of VWR International, Inc., Boys and Girls Clubs of Chicago and Children’s Inner City Educational Fund. Mr. Alexos received a B.B.A. from Loyola University and an M.B.A. from the University of Chicago Booth School of Business. Mr. Alexos is also a Certified Public Accountant. Mr. Alexos has extensive experience in financial transactions, investing in a range of businesses and the healthcare industry.

David K. Beecken (Term expiring at 2011 Annual Meeting)	Age 64, has served as a Director since the Exchange and has served as Chairman of the Audit Committee of our Board of Directors. Mr. Beecken currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused exclusively on private

[1]	On June 20, 2006, the Company completed the Exchange as a result of which the Company acquired all of the issued and outstanding share capital of Sirona Holding GmbH (“Sirona”) and a promissory note issued by Sirona to Sirona Holdings Luxco S.C.A. (“Luxco”) in the original principal amount of €150,992,464, in exchange for 36,972,480 shares of the Company’s Common Stock.
[2]	In this Proxy Statement, when we use the term “Luxco Manager” we are referring to Sirona Holdings S.A. which is the manager of Luxco. Please see “Security Interests of Certain Beneficial Owners and Management” for further information regarding Luxco Manager.

equity investments in healthcare. Prior to co-founding Beecken Petty O’Keefe in April 1996, Mr. Beecken was Senior Managing Director of ABN AMRO Incorporated, a broker dealer, from February 1993 to March 1996. From 1989 to February 1993, Mr. Beecken was a Senior Vice President—Managing Director of First National Bank of Chicago. Mr. Beecken also serves on the Boards of Directors of Scrip Products Corporation, ISG, Inc., Reichert, Inc. and Haworth, Inc. Mr. Beecken received a B.A. from the University of the South, an M.Sc. from the London School of Economics and an M.B.A. from the University of Chicago. Mr. Beecken has extensive experience investing in a range of businesses and the dental industry.

Simone Blank (Term expiring at 2012 Annual Meeting)	Age 47, has served as our Executive Vice President and Chief Financial Officer and as a Director since the Exchange and, prior to that time, served as Executive Vice President and Chief Financial Officer of Sirona since July 1999. Prior to July 1999, Ms. Blank was an engagement manager in the merger and acquisition transaction group of PricewaterhouseCoopers after having gained extensive global financial experience as a certified public accountant and tax advisor. While working for PricewaterhouseCoopers, she was responsible for the financial due diligence team in the initial leveraged buy out of Sirona. Ms. Blank holds a Masters Degree in Economics from the University of Duisburg, Germany. Ms. Blank has extensive experience in international business, management, leadership, financial, tax and accounting.

Jost Fischer (Term expiring at 2011 Annual Meeting)	Age 56, has served as our Chairman and Chief Executive Officer and as a Director since the Exchange, and until September 20, 2010, our President, and prior to the Exchange, as President and Chief Executive Officer of Sirona since April 2002. From 1999 to 2001, Mr. Fischer was President and Chief Executive Officer of Hoermann Group (“Hoermann”), an international conglomerate in the telecommunication and automotive industry. Prior to joining Hoermann, he held two senior management positions with PWA (a European paper group), as Senior Vice President—Strategy and as President and Chief Executive Officer of PWA’s printing division from 1990 to 1994 before serving as President and Chief Executive Officer of PWA Dekor, the global market leader for decorative paper, from 1994 to 1997. From 1985 to 1990, Mr. Fischer was with Veka Group, where he led globalization of the private German building supplies producer. From 1982 to 1985, he served as Controller for two divisions of TRW Inc. Europe. Mr. Fischer holds a Masters Degree in Economics from the University of Saarbruecken, Germany. Mr. Fischer has extensive experience in the dental industry, macro-economic global conditions, leadership, finance and management and maintains strategic relationships with chief executives and other senior management in the healthcare industry throughout the world.

William K. Hood (Nominee for term expiring at 2013 Annual Meeting)	Age 87, has served as a Director since 2002. Prior to the Exchange, Mr. Hood served as Chairman of our Board of Directors between June 2004 and June 2006 and was Chairman of the Audit Committee of the Board of Directors from February 2002 until June 2006. Mr. Hood is currently a member of the Audit Committee of the Board of Directors. He also has served as a member of the Compensation Committee since May 2002 and as a member of the Nominating and Corporate Governance Committee since August 2004. Mr. Hood has been retired since 1996. From 1989 to 1996, Mr. Hood served as a Consultant to Harlyn Products, Inc. and as a member of its Board of Directors. From 1983 to 1988, he was Senior Vice President of American Bakeries Company. From 1981 to 1983, Mr. Hood served as Dean of the Chapman University School of Business Management. From 1972 to 1980, he was President and Chief Executive Officer of Hunt Wesson Foods, Inc. Mr. Hood is a Trustee of Chapman University. Mr. Hood has extensive experience in finance, management, leadership and executive compensation.

Thomas Jetter (Nominee for term expiring at 2013 Annual Meeting)	Age 53, has served as a Director since April 2010. Mr. Jetter is currently a member of the Nominating and Corporate Governance Committee of the Board of Directors. Mr. Jetter also serves as a Director of Gourmondo GmbH, an internet company. From April 1995 to March 2008, Mr. Jetter was a Partner at Permira GmbH, where he initiated and managed investments in a variety of industrial, medtech and chemical companies. At Permira, Mr. Jetter gained extensive international experience as lead for investments in the chemicals sector, and helped expand the firm’s global reach to include areas such as the US and China. Prior to that time, Mr. Jetter was a Senior Engagement Manager with McKinsey in Germany and Brazil, where he led projects on cost optimization, organization and strategy. Between 1985 and 1988, Mr. Jetter was an Investment Banking Associate at JP Morgan in Frankfurt and New York. Mr. Jetter holds a PhD-degree in economics/banking and an MBA from the University Saarbrücken, Germany. Mr. Jetter has extensive experience in financial transactions and international business.

Arthur D. Kowaloff (Term expiring at 2011 Annual Meeting)	Age 63, has served as a Director since 2004. Mr. Kowaloff has been a member of the Audit Committee of our Board of Directors since October 2004. Since the Exchange he has served on the Finance Committee and Nominating and Corporate Governance Committee of our Board of Directors. From October 2004 until the Exchange he served on the Compensation Committee of our Board of Directors, and was Chairman of the Special Litigation Committee from November 2004 until the Exchange. Mr. Kowaloff has been retired since 2003. From 1998 to 2003, Mr. Kowaloff served as a Managing Director of BNY Capital Markets, Inc. From 1991 to 1998, he was Chief Operating Officer and Senior Managing Director of Patricof & Company Capital Corporation. Prior to that, Mr. Kowaloff was an attorney at the New York City firm of Willkie Farr & Gallagher, where he served as Senior Partner and Executive Committee Member and specialized in corporate and securities law and mergers and acquisitions. Mr. Kowaloff is currently a Trustee of Carleton College, the President and a Director of the PBP

Foundation of New York, a Director of the Orange Regional Medical Center and the Lead Director and member of the Board of Directors of Metropolitan Health Networks, Inc., a publicly-owned provider of multi-specialty healthcare services to Medicare Advantage enrollees. Mr. Kowaloff received a B.A. from Carleton College and holds a Juris Doctor degree from Yale Law School. Mr. Kowaloff has extensive experience in capital markets, finance and corporate governance.

Harry M. Jansen Kraemer, Jr. (Nominee for term expiring at 2013 Annual Meeting)	Age 56, has served as a Director since the Exchange and is the Chairman of the Nominating and Corporate Governance Committee and member of the Compensation Committee of our Board of Directors. Mr. Kraemer currently serves as an Executive Partner of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries and serves as Clinical Professor of Management & Strategy at Northwestern University’s Kellogg School of Management. Mr. Kraemer was the Chairman, President and Chief Executive Officer of Baxter International Inc. until April 2004. Mr. Kraemer had been a Director of Baxter International since 1995, Chairman of the Board since January 1, 2000, President since 1997 and Chief Executive Officer since January 1, 1999. Mr. Kraemer is active in business, education and civic affairs. He serves on the board of directors of Science Applications International Corporation (SAIC) and VWR International, Inc. and on the board of trustees of Lawrence University, Northwestern University, the Conference Board and NorthShore University HealthSystem. He is a member of the Dean’s Advisory Board of Northwestern University’s Kellogg School of Management, the Dean’s Advisory Board of Johns Hopkins Bloomberg School of Public Health, and the Advisory Board of LEK Consulting. He is a member of the Commercial Club of Chicago, the Chicago Council on Global Affairs, the Executives Club of Chicago and the Economics Club of Chicago. He is a past member of the Business Roundtable, the Business Council and the Healthcare Leadership Council. Mr. Kraemer received a B.A. from Lawrence University and an M.B.A. from the Kellogg School of Management at Northwestern University and is a certified public accountant. Mr. Kraemer has extensive experience in finance, management, leadership and corporate governance.

Timothy D. Sheehan (Term expiring at 2012 Annual Meeting)	Age 39, has served as a Director since the Exchange. Mr. Sheehan currently serves as a Partner of Beecken Petty O’Keefe & Company, which is the General Partner of Beecken Petty O’Keefe Fund II, an investment limited partnership focused exclusively on private equity investments in healthcare. From 1995 to 2007, Mr. Sheehan served as a Director at Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to joining Madison Dearborn Partners in July 1995, Mr. Sheehan was with Salomon Brothers, Inc. from July 1993 to July 1995. Mr. Sheehan serves or has served on the Board of Directors of VWR International, Inc., Team Health Holdings, Valitás Health Services, and Path Lab Holdings. Mr. Sheehan has extensive experience in financial transactions, investing in a range of businesses and the healthcare industry.

Jeffrey T. Slovin (Nominee for term expiring at 2013 Annual Meeting)	Age 46, has served as our President since September 20, 2010 and, prior to that time, as our Executive Vice President and Chief Operating Officer of U.S. Operations since the Exchange. Prior to that time, Mr. Slovin was Chief Executive Officer of Schick Technologies, Inc. (“Schick”) since June 2004 and Schick’s President from December 1999 to June 2004. He has also served as a Director since December 1999. In addition, from November 2001 to June 15, 2004, Mr. Slovin served as Schick’s Chief Operating Officer. From 1999 to November 2001, Mr. Slovin was a Managing Director of Greystone & Co., Inc. From 1996 to 1999, he served in various executive capacities at Sommerset Investment Capital LLC, including Managing Director, and as President of Sommerset Realty Investment Corp. During 1995, Mr. Slovin was a Manager at Fidelity Investments Co. From 1991 to 1994, he was Chief Financial Officer of SportsLab U.S.A. Corp. and, from 1993 to 1994, was also President of Sports and Entertainment Inc. From 1987 to 1991, Mr. Slovin was an associate at Bear Stearns & Co., specializing in mergers and acquisitions and corporate finance. Mr. Slovin is currently a member of the Board of Fellows of the Harvard School of Dental Medicine, and a member of the Young President’s Organization. Mr. Slovin holds an M.B.A. degree from Harvard Business School. Mr. Slovin brings to the Board financial, management and leadership experience. In addition, Mr. Slovin has extensive experience in the dental industry.

Timothy P. Sullivan (Term expiring at 2012 Annual Meeting)	Age 53, has served as a Director since the Exchange and is the Chairman of the Compensation Committee and member of the Finance Committee and Nominating and Corporate Governance Committee of our Board of Directors. Mr. Sullivan currently serves as a Managing Director of Madison Dearborn Partners, LLC, a private equity investment firm based in Chicago that invests in management buyout and other private equity transactions across a broad spectrum of industries. Prior to co founding Madison Dearborn Partners in 1993, Mr. Sullivan was with First Chicago Venture Capital for three years after having served in the U.S. Navy. Mr. Sullivan concentrates on investments in the health care industry and, in addition to serving on the Board of Luxco Manager, currently serves on the Board of VWR International, Inc. In addition, he is on the Board of Trustees of Northwestern University, Northwestern Memorial Hospital, Stanford Business School Trust, Northlight Theatre and the Investment Committee of the Archdiocese of Chicago and Cristo Rey Jesuit High School. Mr. Sullivan received a B.S. from the United States Naval Academy, an M.S. from the University of Southern California and an M.B.A. from the Stanford University Graduate School of Business. Mr. Sullivan has extensive experience in financial transactions, investing in a range of businesses and the healthcare industry.

In addition to Mr. Fischer, Ms. Blank and Mr. Slovin, our executive officers include Mr. Walter Petersohn and Mr. Jonathan Friedman. Information concerning the business experience of Mr. Petersohn and Mr. Friedman follows.

Walter Petersohn (Executive Vice President of Sales)	Age 44, has served as Executive Vice President of Sales since September 2010. From 2003 through September 2010, Mr. Petersohn was Vice President Sales for Sirona, where he oversaw the expansion of Sirona’s international presence into markets including China, Italy and Korea. Between 1999 and 2003, he served as Vice President Sales for Asia-Pacific and the Middle East and was responsible for the Company’s expansion into Japan and Australia. From 1995 to 1999, Mr. Petersohn was a Product Manager and Director of Marketing for Sirona’s Treatment Center Division. Mr. Petersohn received a Masters degree in history from the University of Würzburg, Germany and an MBA from the State University of New York at Albany.

Jonathan I. Friedman (General Counsel and Secretary)	Age 40, has served as our General Counsel since September 2007, and was appointed Secretary in October 2007. From 2001 to 2007 Mr. Friedman was Chief Legal Officer and Secretary of National Medical Health Card Systems, Inc., a NASDAQ listed pharmacy benefit manager. In this role Mr. Friedman’s primary focus was on corporate acquisitions and financings, general corporate transactions, Exchange Act reporting, corporate governance, intellectual property matters and regulatory compliance. Prior to his tenure at National Medical Health Card Systems, Inc., Mr. Friedman served as Vice President and Deputy General Counsel to a publicly traded company and was an associate at a major New York City law firm. In each of those roles, Mr. Friedman’s emphasis was on public and private securities offerings, mergers and acquisitions, commercial transactions, technology licensing, regulatory compliance and securities law. Mr. Friedman holds a J.D. (graduating cum laude) from St. John’s University School of Law, where he was also the Articles and Notes Editor of the Law Review.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF THE NOMINEES.

Board Committees and Meetings

During fiscal 2010, the Board of Directors held five meetings. At all board meetings our independent directors meet separately without management present. All of the then current members of our Board attended the 2009 Annual Meeting of stockholders. The Company has no policy regarding director attendance at its Annual Meeting. The Board has determined that Messrs. Alexos, Beecken, Hood, Jetter, Kowaloff, Kraemer, Sheehan and Sullivan are independent directors, as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules. On December 16, 2009, the Company ceased to be a “controlled company” within the meaning of the NASDAQ listing rules and was required to have a majority of the members of the Board comprised of independent directors by December 16, 2010. The following table provides membership information as of September 30, 2010 for the Audit, Executive Compensation and Nominating and Corporate Governance committees of our Board:

Name	Audit	Compensation	Nominating & Corporate Governance
Nicholas W. Alexos
David K. Beecken	X*
Simone Blank
Jost Fischer
William K. Hood	X	X
Thomas Jetter			X
Arthur D. Kowaloff	X		X
Harry M. Jansen Kraemer, Jr.		X	X*
Timothy D. Sheehan
Jeffrey T. Slovin
Timothy P. Sullivan		X*	X

*	Committee Chairperson

Below is a description of the Audit, Executive Compensation and Nominating and Corporate Governance committees of our Board and information regarding committee meetings held in fiscal 2010.

Audit Committee.    Our Audit Committee is currently composed of three directors, Messrs. Beecken (who serves as Chairman), Hood and Kowaloff, all of whom are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules, and as required by the Audit Committee Charter. In addition, our Board has determined that each of Messrs. Hood and Kowaloff is an “audit committee financial expert,” as defined by the SEC.

The primary function of the Audit Committee is to serve as an independent and objective party to oversee our accounting and financial reporting processes and internal control system; to pre-approve all auditing and non-auditing services to be provided by our independent auditor; to review and oversee the audit efforts of our independent auditor; and to provide an open avenue of communication among the independent auditor, financial and senior management and our Board. The Audit Committee has responsibility and authority, among other matters, to review with our management any financial information filed with the SEC or disseminated to the public; to establish and maintain procedures for receiving and treating complaints regarding accounting, internal accounting controls and auditing matters, and for the confidential anonymous submission by employees of concerns regarding these matters; to appoint, determine funding for and oversee our independent auditor; to review, in consultation with the independent auditor and our accounting personnel, the integrity of our financial reporting processes; and to review in advance any proposed transaction between us and any related party. A copy of our Audit Committee Charter can be found on our corporate website at www.sirona.com. The Audit Committee met six times during the fiscal year ended September 30, 2010.

Compensation Committee.    The Compensation Committee has oversight responsibility relating to the compensation of our executive officers and directors and the administration of awards under our 2006 Equity Incentive Plan. During part of the fiscal year ended September 30, 2010, the Company was a “controlled company” within the meaning of the NASDAQ Listing Rules, and was not required to have a Compensation Committee comprised solely of independent directors. On December 16, 2009, the Company ceased to be a “controlled company” within the meaning of the NASDAQ listing rules and was required to have a majority of the members of the Compensation Committee comprised of independent directors by March 16, 2010, and a Compensation Committee comprised solely of independent directors by December 16, 2010. Our board has determined that Messrs. Hood, Kraemer and Sullivan are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and as a result the Compensation Committee is comprised solely of independent directors. The Compensation Committee met eight times during the fiscal year ended September 30, 2010. A copy of our Compensation Committee Charter can be found on our corporate website at www.sirona.com.

In October 2007, the Compensation Committee retained compensation consultant Pearl Meyer & Partners (“PM&P”) to provide advice and recommendations with respect to the competitiveness of compensation of those persons that were named executive officers in fiscal 2007 (Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar) and to recommend changes to the Company’s compensation program for 2008. The Compensation Committee sought to develop a more unified compensation plan for the new combined company of Sirona and Schick. In addition, the Compensation Committee sought to develop a compensation structure for Sirona’s top executives that would be more typical of a public company. The Sirona executives were previously compensated under a private-equity model more typical of a private company where long-term equity incentive significantly outweighs short-term compensation such as base salary and annual bonuses. The Compensation Committee did not include a competitive benchmark and review of the compensation of Mr. Friedman, our General Counsel and Corporate Secretary, in the scope of the consulting assignment since, at that time, he had recently become an executive officer of the Company. Based on its review of PM&P findings, the Compensation Committee decided to modify certain of its executive compensation programs to be consistent and competitive with the peer group in fiscal 2008, as is described in “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Executive Officers—Compensation Discussion and Analysis” below.

Further, in May 2008, the Compensation Committee retained PM&P to provide advice and recommendations with respect to competitive benchmarking of our non-employee director compensation system within our peer group and with respect to specific compensation decisions concerning our non-employee directors. The Compensation Committee met privately with PM&P and directed it to perform competitive benchmarking of the compensation of our non-employee directors against a peer group of public companies and to make specific recommendations about elements of non-employee director compensation including annual fees and retainers, committee membership fees, committee chair fees and meeting fees. Based on its review of PM&P findings, the Compensation Committee decided to modify its compensation of non-employee directors to be consistent and competitive with the peer group beginning in fiscal 2009, as is described in “Other Information for the Annual Meeting of Sirona Dental Systems, Inc.’s Stockholders—Compensation of Directors” below.

In fiscal 2008, our chief executive officer and our chief financial officer were invited to several meetings of the Compensation Committee to see presentations made by PM&P and to discuss and make recommendations regarding the Company’s compensation practices. The Compensation Committee is authorized to decide whether or not to accept, reject or modify any of our management’s proposals regarding compensation. The Compensation Committee, working with PM&P, made the final determination of the composition of the peer group, after reviewing a recommendation from the Company’s management. The Compensation Committee, after review and consideration of PM&P’s recommendations, made all determinations of the form and amount of executive and non-employee director compensation. The finance and human resources departments of the Company provided calculations used in determining whether bonus targets had been met, which calculations were reviewed and approved by the Compensation Committee.

In October 2010, the Compensation Committee again retained PM&P to provide advice and recommendations with respect to the compensation of our named executive officers as described under “Compensation of Executive Officers—Compensation Discussion and Analysis.” These discussions did not impact compensation for fiscal 2010 as they occurred after fiscal year end.

Other than as described above, PM&P performs no other services for the Company or Company’s management.

Compensation Committee Interlocks and Insider Participation.    None of the members of the Compensation Committee is an officer or employee, or former officer or employee, of our Company or any of our subsidiaries. No interlocking relationship existed during the fiscal year ended September 30, 2010 between the members of our Board of Directors or Compensation Committee and the board of directors or compensation committee of any other company, nor have any other “compensation committee interlocks” existed in the past.

Nominating and Corporate Governance Committee.    The former Nominating Committee was established by resolution of our Board on August 3, 2004. On July 30, 2010, our Board replaced the Nominating Committee with the Nominating and Corporate Governance Committee. Our Board reduced the number of members of the Nominating and Corporate Governance Committee to four directors, Messrs. Jetter, Kowaloff, Kraemer and Sullivan. The functions of the Nominating and Corporate Governance Committee are to (i) establish criteria for selecting candidates for nomination to our Board and actively seek candidates who meet those criteria, (ii) recommend nominees to our Board, (iii) develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, and (iv) advise the Board on corporate governance matters and Board performance matters. The Nominating and Corporate Governance Committee will consider director candidates who have relevant business experience, are accomplished in their respective fields and who possess the skills and expertise to make a significant contribution to our Board, us and our stockholders. Director nominees should have relevant business or other experience, knowledge about issues affecting us and the ability and willingness to apply sound and independent business judgment. The Company does not have a written policy regarding the consideration of the diversity of nominees for directors. However, the Nominating and Corporate Governance Committee’s charter provides that the Company will take into consideration any other factors it deems appropriate, including diversity and that the Nominating and Corporate Governance Committee does not discriminate on the basis of race, gender or ethnicity. The Nominating and Corporate Governance Committee will establish procedures by which it will exercise oversight of the evaluation of the Board and management. The Nominating and Corporate Governance Committee will also establish procedures for the Board, on at least an annual basis, to evaluate the Board’s performance and to make any recommendations to the Board that the Committee deems appropriate regarding improvements of the Board’s operations. During part of the fiscal year ended September 30, 2010, the Company was a “controlled company” within the meaning of the NASDAQ Listing Rules, and was not required to have a Nominating and Corporate Governance Committee comprised solely of independent directors. On December 16, 2009, the Company ceased to be a “controlled company” within the meaning of the NASDAQ listing rules and was required to have a majority of the members of the Nominating and Corporate Governance Committee comprised of independent directors by March 16, 2010, and a Nominating and Corporate Governance Committee comprised solely of independent directors by December 16, 2010. Our board has determined that Messrs. Jetter, Kowaloff, Kraemer and Sullivan are independent directors as such term is defined in Rule 5605(a)(2) of the NASDAQ Listing Rules and as a result the Nominating and Corporate Governance Committee is comprised of solely independent directors. The Nominating and Corporate Governance Committee will consider nominees for election or appointment to our Board that are recommended by stockholders, provided that a complete description of the nominees’ qualifications, experience and background, together with a statement signed by each nominee in which he or she consents to act as such, accompanies the recommendations. Such recommendations should be submitted in writing to the attention of the Nominating and Corporate Governance Committee, c/o Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500 Long Island City, NY 11101 and should not include self-nominations. A copy of our Nominating and Corporate Governance Committee Charter can be found on our corporate website at www.sirona.com. The Nominating and Corporate Governance Committee met one time in the fiscal year ended September 30, 2010.

Attendance at Board and Committee Meetings.    Each of our directors attended all meetings of the Board and all meetings held by all committees of the Board on which such director served during the fiscal year ended September 30, 2010.

Code of Ethics

On June 2, 2004, by resolution of our Board, we adopted a code of ethics governing the conduct of our personnel, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the current code of ethics is available on our website at www.sirona.com. In addition, a free copy of the code may be obtained by stockholders upon request by contacting Jonathan Friedman, General Counsel of the Company, at (718) 482–2011.

In the event that any amendment is made to the code of ethics, and such amendment is applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such amendment on our website within four business days following the date of the amendment. In the event that we grant a waiver, including an implicit waiver, from a provision of the code of ethics, to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, we shall disclose the nature of any such waiver, including the name of the person to whom the waiver is granted and the date of such waiver, on our website within four business days following the date of the waiver. Our website address is www.sirona.com.

Stockholder Communications with the Board of Directors

Historically, we have not adopted a formal process for stockholder communications with our Board. Nevertheless, every effort has been made to ensure that the views of stockholders are heard by our Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner. We believe our responsiveness to stockholder communications to our Board has been excellent, and to date, we have not considered it necessary to adopt a formal process. Nevertheless, during the upcoming year the Board will continue to monitor whether it would be appropriate to adopt a formal process for stockholder communications with the Board.

Report of the Audit Committee of the Board of Directors

In executing its responsibilities, the Audit Committee has reviewed and discussed our audited financial statements with our management. The Audit Committee has also discussed with the Company’s independent auditor the overall scope and plans for their audits of the Company. Furthermore, the Audit Committee has discussed with our independent auditor the matters required to be discussed by SAS 61, as amended. In addition, the Audit Committee has received written disclosures and a letter from our independent auditor delineating all relationships between them and us, consistent with the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and has discussed with them matters pertaining to their independence. The Audit Committee also considered whether the additional services unrelated to audit services performed by KPMG during the fiscal year ended September 30, 2010 were compatible with maintaining their independence in performing their audit services. In addition, the Audit Committee met with the independent auditor, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended September 30, 2010 for filing with the SEC. The Audit Committee and Board of Directors have also recommended the selection of KPMG as our independent auditor for the fiscal year ending September 30, 2011.

From the members of the Audit Committee of Sirona Dental Systems, Inc.:

David K. Beecken, Chairman

William K. Hood

Arthur D. Kowaloff

Board of Directors Leadership Structure

Mr. Fischer has served as Chairman of the Board and Chief Executive Officer since June 2006. A combined Chairman/CEO role helps provide strong, unified leadership for our management team and Board of Directors. Mr. Fischer is well situated given his role as Chairman to guide the overall strategic direction of the Company and focus the Board on the risks that the Company faces as well as strategic opportunities for the Company. This structure has also had the benefit of demonstrating to our employees, suppliers, customers, and other stakeholders that the Company is under strong leadership, with a single person setting the tone and having primary responsibility for managing our operations.

The Company does not have a lead independent director. We recognize that different board leadership structures may be appropriate for companies in different situations and believe that no one structure is suitable for all companies. Because the leadership structure that is appropriate for a company can also change over time, we intend to review our leadership structure annually to determine if it is the most appropriate one for the Company.

Risk Oversight

Our Board is responsible for overseeing the Company’s risk management process. The Board focuses on the Company’s general risk management strategy, the most significant risks facing the Company, and ensures that appropriate risk mitigation strategies are implemented by management. The Board is also apprised of particular risk management matters in connection with its general oversight and approval of corporate matters.

The Board has delegated to the Audit Committee oversight of the Company’s risk management process. Among its duties, the Audit Committee (a) reviews with management Company policies with respect to risk assessment and management of risks that may be material to the Company, including the risk of fraud, (b) reviews the integrity of the Company’s financial reporting processes, both internal and external, including reviewing management’s report on its assessment of the effectiveness of internal control over financial reporting as of the end of each fiscal year, (c) reviews Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures and (d) the Company’s compliance with legal and regulatory requirements. The Audit Committee is also responsible for reviewing major legislative and regulatory developments that could materially impact the Company’s contingent liabilities and risks. Our other Board committees also consider and address risk as they perform their respective committee responsibilities. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

The Company’s management is responsible for day-to-day risk management. Our Internal Audit area serves as the primary monitoring and testing function for company-wide policies and procedures, and manage the day-to-day oversight of the risk management strategy for the ongoing business of the Company. This oversight includes identifying, evaluating, and addressing potential risks that may exist at the enterprise, strategic, financial, operational, and compliance and reporting levels.

We believe the division of risk management responsibilities described above is an effective approach for addressing the risks facing the Company and that our Board leadership structure supports this approach.

PROPOSAL 2—RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITOR

The Audit Committee of our Board has selected KPMG as independent auditor for the fiscal year ending September 30, 2011 and has further directed that management submit the selection of independent auditor for ratification by the stockholders at the Annual Meeting. A proposal to ratify the appointment of KPMG will be presented at the Annual Meeting. Representatives of KPMG are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they desire to do so and will be available to answer questions from stockholders. KPMG was the Company’s independent auditor during the fiscal year ended September 30, 2010.

Neither our By-laws nor other governing documents or law require stockholder ratification of the selection of KPMG as our independent auditor. However, the Board of Directors is submitting the selection of KPMG to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of us and our stockholders.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of KPMG.

AUDIT FEES

The aggregate fees billed for professional services rendered for the Company by KPMG, the Company’s independent auditor, for the years ended September 30, 2010 and 2009 were:

	2010	2009
	(in thousands)
Audit Fees	$1,410.5	$1,500.1
Audit-Related Fees	336.5	194.3
Tax Fees	—	—
All Other Fees	—	—

Total Fees	$1,747.0	$1,694.4

“Audit Fees” include time billed to the Company for professional services and expenses relating to the audit and review of the financial statements of the respective years. For the fiscal years ended September 30, 2010 and September 30, 2009, audit fees included fees for professional services and expenses relating to the reviews of our quarterly financial statements for the quarters ended December 31, 2008 through June 30, 2010 on Form 10-Q and the audit of our annual financial statements and our Annual Report on Form 10-K for each of fiscal year 2010 and 2009.

“Audit-Related Fees” include fees billed to the Company in the respective fiscal year for professional services and expenses related to reviews of proxy, Form 8-K, Form S-8 and Form S-3 filings with the U.S. Securities and Exchange Commission.

“Tax Fees” include time billed to the Company for professional services and expenses principally related to tax planning, tax consulting and tax compliance.

All fees were billed in Euro. Total fees billed amounted to €1,279.7 and € 1,155.4 (in thousands) in fiscal 2010 and fiscal 2009, respectively (or $1,747.0 and $1,694.4 (in thousands) using an exchange rate of 1.3652 and 1.4662 in fiscal 2010 and 2009, respectively).

No other professional services were rendered or fees were billed by KPMG for the years ended September 30, 2010 and 2009.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by our independent auditor KPMG. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual explicit case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of our Audit Committee members, but the decision must be reported to the full Audit Committee at its next scheduled meeting. All audit-related services for fiscal 2010 and 2009 were pre-approved by the Audit Committee.

The Audit Committee has determined that the rendering of the services, other than the audit services, by KPMG, is compatible with maintaining the principal accountant’s independence.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

PROPOSAL 3—ADVISORY VOTE ON APPROVAL OF THE COMPENSATION OF

THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN

THIS PROXY STATEMENT UNDER “OTHER INFORMATION

FOR THE ANNUAL MEETING OF SIRONA DENTAL SYSTEMS, INC.’S

STOCKHOLDERS—COMPENSATION OF EXECUTIVE OFFICERS”

The Board of Directors believes that the Company’s compensation policies and procedures are centered on a pay-for-performance culture and are strongly aligned with the long-term interests of stockholders. You are urged to read the Compensation Discussion and Analysis section of this proxy statement for additional details on the Company’s executive compensation, including the Company’s philosophy and objectives and the 2010 compensation of the named executive officers.

Congress recently enacted legislation requiring a non-binding advisory “say-on-pay” vote on executive compensation beginning in 2011. This proposal gives you as a stockholder the opportunity to endorse or not endorse our executive pay program through the following resolution:

“Resolved, that the stockholders approve compensation of the Company’s named executive officers as disclosed in this proxy statement.”

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when making future compensation decisions for the named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

PROPOSAL 4—ADVISORY VOTE ON HOW OFTEN TO VOTE ON COMPENSATION

OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS

PROXY STATEMENT

In addition to the advisory vote on the compensation of the Company’s named executive officers, Congress enacted legislation requiring a non-binding advisory “say-on-when” vote on how often the stockholders will have an advisory vote on the compensation of the Company’s named executive officers.

Stockholders may elect to have an advisory vote on the compensation of the Company’s named executive officers every one, two or three years or may elect to abstain. Stockholders will have an advisory “say-on-when” vote every six years.

The Board of Directors recommends a vote for every three years. A vote every three years provides stockholders the opportunity to evaluate the Company’s compensation program on a more thorough, longer-term basis. The Board believes an annual or bi-annual say-on-pay vote would not allow for changes to the Company’s compensation program to be in place long enough to evaluate whether the changes were effective.

As an advisory vote, this proposal is non-binding. However, the Board of Directors and the Compensation Committee value the opinions of stockholders and will consider the outcome of the vote when deciding how often stockholders will have an advisory vote on the compensation of the Company’s named executive officers.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EVERY THREE YEARS ON

PROPOSAL 4.

OTHER INFORMATION FOR THE ANNUAL MEETING OF

SIRONA DENTAL SYSTEMS, INC.’S STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth, as of December 27, 2010, certain information regarding the ownership of the Common Stock of the Company by (1) each of our named executive officers and directors; (2) all of our executive officers and directors as a group; and (3) persons who are beneficial owners of more than five percent of our Common Stock:

Name	Number of Shares Beneficially Owned(1)	Percentage of Outstanding Shares
Sirona Holdings Luxco S.C.A.(2)	14,247,480	25.7%
Neuberger Berman Group LLC(3)	3,768,591	6.8%
Jost Fischer(4)(5)	100,000	*
Jeffrey T. Slovin(6)	1,230,081	2.2%
Simone Blank(5)(7)	75,000	*
Theo Haar(5)	—	—
Jonathan Friedman(8)	32,638	*
Walter Petersohn(9)	21,110	*
Nicholas W. Alexos(10)	14,247,480	25.7%
David K. Beecken(11)	50,000	*
William K. Hood(12)	71,246	*
Thomas Jetter	—	—
Arthur D. Kowaloff(13)	50,000	*
Harry M. Jansen Kraemer, Jr. (14)	50,000	*
Timothy D. Sheehan(11)	—	—
Timothy P. Sullivan(10)	14,247,480	25.7%
All current executive officers and directors as a group (12 persons)(15)	15,927,555	28.7%

*	Less than 1%
(1)	Beneficial ownership is determined in accordance with rules of the SEC and includes voting power and/or investment power with respect to securities. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of December 27, 2010 are deemed outstanding for computing the number and the percentage of outstanding shares beneficially owned by the person holding such options but are not deemed outstanding for computing the percentage beneficially owned by any other person.
(2)	The offices of Luxco are located at 412F route d’Esch, L-1030 Luxembourg. Sirona Holdings S.A. is the sole manager of Luxco and may therefore be deemed the beneficial owner of the shares, and its offices are located at 412F route d’Esch, L-1030 Luxembourg. MDCP IV Global Investments LP is the controlling shareholder of Sirona Holdings S.A. and may therefore be deemed the beneficial owner of the shares. MDCP Global Aggregator is the controlling stockholder of Luxco. MDP IV Global GP, LP is the sole general partner of MDCP IV Global Investments LP and may therefore be deemed the beneficial owner of the shares. MDP Global Investors Limited is the sole general partner of MDP IV Global GP, LP and MDCP Global Aggregator and may therefore be deemed the beneficial owner of the shares. Except as noted, the offices of each of the foregoing entities is located at c/o Walkers SPV Limited, Walker House, P.O. Box 908GT, Mary Street, George Town, Grand Cayman, Cayman Islands. A majority of the following members of MDP Global Investors Limited have the authority to vote or dispose of the shares held by MDCP IV Global Investments LP: John A. Canning, Jr., Paul J. Finnegan, Samuel M. Mencoff, Paul R. Wood, Justin S. Huscher, James N. Perry, Jr., Thomas R. Reusche, Cynthia Reusche, Timothy P. Sullivan, Nicholas W. Alexos, Robin P. Selati, Gary J. Little GST Exempt Marital Trust, David F. Mosher and Thomas Souleles. Each of the members of MDP Global Investors Limited and MDP Global Investors Limited disclaims beneficial ownership of such shares except to the extent of their respective pecuniary interest therein. The address for each of the members of MDP Global Investors Limited is c/o Madison Dearborn Partners, LLC, Three First National Plaza, Suite 4600, Chicago, Illinois 60602.

(3)	According to a Schedule 13G filed with the SEC on February 17, 2010 by Neuberger Berman Group LLC (“NBG”) on behalf of itself and its direct and indirect affiliates, including, Neuberger Berman Holdings LLC (formerly known as Neuberger Berman Inc.) (“NBH”), Neuberger Berman LLC (“NB”), Neuberger Berman Management LLC (“NBM”) and Neuberger Berman Equity Funds (“NBEF”), as of December 31, 2009, NBG, through its direct and indirect subsidiary NBH, controlled NB and certain affiliated persons and may be deemed to own beneficially 3,768,591 shares of Common Stock while NB may be deemed to own beneficially 3,768,591 shares of Common Stock, NBM may be deemed to own beneficially 3,277,376 shares of Common Stock and NBEF may be deemed to own 2,936,676 shares of Common Stock. The address for NBG, NB, NBM and NBEF is 605 Third Avenue, New York, New York 10518.
(4)	Includes 100,000 shares issuable upon the exercise of options granted to Mr. Fischer.
(5)	Although Mr. Fischer, Ms. Blank and Mr. Haar do not have voting or dispositive power over the securities held by Luxco, each owns securities of Luxco with varying rights to participate in distributions by Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Fischer, Ms. Blank and Mr. Haar, would be entitled to approximately 10.1%, 6.8%, 1.6%, respectively, of the distributions of Luxco that would be received in a 100% sale of Luxco based upon the estimated value of the investment as of December 31, 2010.
(6)	Includes 1,116,002 shares issuable upon the exercise of options granted to Mr. Slovin.
(7)	Includes 75,000 shares issuable upon the exercise of options granted to Ms. Blank.
(8)	Includes 17,000 shares purchased on the open market by Mr. Friedman; 12,638 options exercised by Mr. Friedman and 3,000 shares issuable upon the exercise of options granted to Mr. Friedman.
(9)	Includes 21,110 shares issuable upon the exercise of options granted to Mr. Petersohn.
(10)	Each of Messrs. Sullivan and Alexos, as members of MDP Global Investors Limited, may be deemed to share beneficial ownership of the securities held by Sirona Holdings, by Luxco. See note (2) above. Messrs. Sullivan and Alexos disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interest therein.
(11)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Beecken pursuant to the Schick Technologies, Inc. 1997 Stock Option Plan for Non-Employee Directors (the “1997 Director Stock Option Plan”) and 35,000 shares issuable upon the exercise of stock options granted to Mr. Beecken pursuant to the Company’s 2006 Plan. In addition, David Beecken is a Partner in Beecken Petty O’Keefe & Company. Although neither Mr. Beecken nor Beecken Petty O’Keefe & Company have voting or dispositive power with respect to the securities held by Luxco, they do have an indirect ownership interest in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Beecken and Beecken Petty O’Keefe & Company would be entitled to approximately 0.3% and 6.1%, respectively, of distributions of Luxco based upon the assumed value of the investment on December 31, 2010. Mr. Sheehan is a Partner in Beecken Petty O’Keefe & Company and his address is c/o Beecken Petty O’Keefe & Company, 131 South Dearborn Street, Suite 2800, Chicago, IL 60603.
(12)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Hood pursuant to the Company’s 1997 Director Stock Option Plan and 35,000 shares issuable upon the exercise of stock options granted to Mr. Hood under the Company’s 2006 Plan.
(13)	Consists of 15,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 1997 Director Stock Option Plan and 35,000 shares issuable upon the exercise of stock options granted to Mr. Kowaloff pursuant to the Company’s 2006 Plan.
(14)	Includes 15,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer pursuant to the Company’s 1997 Director Stock Option Plan and 35,000 shares issuable upon the exercise of stock options granted to Mr. Kraemer under the Company’s 2006 Plan. In addition, although Mr. Kraemer does not have voting or dispositive power with respect to the securities held by Luxco, he does have an indirect ownership interest in securities of Luxco. Although these securities do not directly translate to an indirect percentage ownership interest of the Company, Luxco estimates that Mr. Kraemer would be entitled to approximately 0.5% of distributions of Luxco based upon the assumed value of the investment as of December 31, 2010.
(15)	Includes 1,515,112 shares issuable upon exercise of options held by current executive officers and directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other of our equity securities. Specific due dates for these reports have been established, and we are required to disclose any failure to file by these dates during fiscal 2010. Our officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during the fiscal year ended September 30, 2010, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with.

Equity Compensation Plan Information

The following table sets forth the following information, as of September 30, 2010, with respect to compensation plans (including individual compensation arrangements) under which equity securities of the Company are authorized for issuance: the number of securities to be issued upon the exercise of outstanding options, warrants and rights; the weighted-average exercise price of such options, warrants and rights; and, other than the securities to be issues upon the exercise of such options, warrants and rights, the number of securities remaining available for future issuance under the plan:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,173,403	$14.04	1,634,920
Equity compensation plans not approved by security holders	—	—	—

Total	3,173,403	$14.04	1,634,920

Compensation of Directors

In May 2008, the Compensation Committee retained compensation consultant PM&P to provide advice and recommendations with respect to competitive benchmarking of our compensation system within our Peer Group (as defined in “Compensation Discussion and Analysis” below) and with respect to specific compensation decisions concerning our non-employee directors. After review of the competitive benchmarking within the Peer Group, in October 2008, the Compensation Committee implemented, beginning in fiscal 2009, changes to the compensation structure of our non-employee directors. Messrs. Alexos, Sheehan and Sullivan elected not to receive director fees in fiscal 2010. We anticipate that all non-employee directors will receive director fees in fiscal 2011. As a result of these changes, directors receiving fees were paid an annual retainer of $35,000. In addition, each such director who served as a member of the Audit Committee and/or the Compensation Committee was paid an annual retainer of $5,000 for each of these committees of which he was a member and the Chairman of the Audit Committee received an additional annual retainer of $10,000. No additional payments are made for attendance at any meetings of the Board or any of its committees. Directors who are also our paid employees are not separately compensated for any services they provide as directors.

On May 7, 2010, Messrs. Beecken, Hood, Jetter, Kowaloff and Kraemer received an award of 30,000 RSUs pursuant to the Company’s 2006 Plan. The RSUs vest in three equal annual installments beginning on May 7, 2010.

The compensation earned by our non-employee directors for the fiscal year ended September 30, 2010 is summarized as follows:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Nicholas W. Alexos	—	—	—	—	—	—	—
David K. Beecken	50,000	190,550	—	—	—	—	240,550
William K. Hood	45,000	190,550	—	—	—	—	235,550
Thomas Jetter	14,808	190,550	—	—	—	—	205,358
Arthur D. Kowaloff	40,000	190,550	—	—	—	—	230,550
Harry M. Jansen Kraemer, Jr.	40,000	190,550	—	—	—	—	230,550
Timothy D. Sheehan	—	—	—	—	—	—	—
Timothy P. Sullivan	—	—	—	—	—	—	—

(1)	These amounts reflect the grant date fair value of the restricted stock units calculated in accordance with applicable standards for financial statement reporting purposes for the fiscal year ended September 30, 2010 in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. The following are the aggregate number of unvested restricted stock units held by each of our non-employee directors as of September 30, 2010: Mr. Beecken: 5,000; Mr. Hood: 5,000; Mr. Jetter: 5,000; Mr. Kowaloff: 5,000; and Mr. Kraemer: 5,000.
(2)	As of September 30, 2010, the number of stock options held by each non-employee director and the vesting of such options is as follows:

Name	Vested Stock Options	Unvested Stock Options	Total
Nicholas W. Alexos	—	—	—
David K. Beecken	50,000	25,000	75,000
William K. Hood	50,000	25,000	75,000
Thomas Jetter	—	—	—
Arthur D. Kowaloff	50,000	25,000	75,000
Harry M. Jansen Kraemer, Jr.	50,000	25,000	75,000
Timothy D. Sheehan	—	—	—
Timothy P. Sullivan	—	—	—

Compensation of Executive Officers

Compensation Discussion and Analysis

Compensation Philosophy:    We do business in a competitive and dynamic industry. Our continued success in such an environment depends, in part, on our ability to attract and retain talented senior executives. We must provide executives with long- and short-term incentives to maximize corporate performance, and reward successful efforts to do so. As a result, the Compensation Committee’s compensation policies are designed to:

(i)	Provide a competitive level of compensation to attract and retain talented management;

(ii)	Reward senior executives for corporate performance;

(iii)	Align the interests of senior executives with our stockholders in order to maximize stockholder value;

(iv)	Motivate executive officers to achieve our business objectives; and

(v)	Reward individual performance.

To achieve these compensation objectives, the Compensation Committee has developed compensation packages for senior executive officers generally consisting of base salary and non-equity bonus arrangements tied to performance measures and, for certain of our executive officers, stock options, restricted shares or restricted stock units.

In October 2007, the Compensation Committee retained compensation consultant PM&P to provide advice and recommendations with respect to the competitiveness of compensation of those persons that were named executive officers in fiscal 2007 (Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar) and to recommend changes to the Company’s compensation program for 2008. The Compensation Committee sought to develop a more unified compensation plan for the new combined company of Sirona and Schick. In addition, the Compensation Committee sought to develop a compensation structure for Sirona’s top executives that would be more typical of a public company. The Sirona executives were previously compensated under a private-equity model more typical of a private company where long-term equity incentive significantly outweighs short-term compensation such as base salary and annual bonuses. The Compensation Committee did not include a competitive benchmark and review of the compensation of Mr. Friedman, our General Counsel and Corporate Secretary, in the scope of the consulting assignment since, at that time, he had recently become an executive officer of the Company. His compensation continues to be determined by the Company’s chief executive officer as set forth in the employment offer letter between the Company and Mr. Friedman, subject to approval of the Compensation Committee. See “Employment Agreements.”

As part of the consulting assignment, PM&P selected a peer group of 12 public companies in the U.S. and Europe within the medical devices industry (the “2007 Peer Group”). The compensation of our then Chief Executive Officer, Chief Financial Officer, Chief Operating Officer of U.S. Operations and our Executive Vice President were compared to the top four positions of each of the companies in the 2007 Peer Group. Then PM&P examined base salary, annual incentive compensation, average annual income over a two-year period, total annual cash compensation, long-term incentive compensation and total direct compensation for each of the positions. The 2007 Peer Group consisted of the following companies:

Advanced Medical Optics, Inc.	Hologic, Inc.	ResMed Inc.

Conmed Corporation	IDEXX Laboratories Inc.	Respironics, Inc.

DENTSPLY International Inc.	Integra Lifesciences Holdings Corp.	STERIS Corporation

Edwards Lifesciences Corporation	Noble Biocare	Straumann Holding AG

Based on its review of PM&P findings, the Compensation Committee decided to modify certain of its compensation programs to be consistent and competitive with the 2007 Peer Group in fiscal 2008 and these changes continued to be reflected in the executive compensation practices of the Company for fiscal 2010.

First, the Compensation Committee determined that total direct compensation, which is annual base salary, annual bonus and long-term incentive compensation, should approach the median of the 2007 Peer Group. Executives in the 2007 Peer Group tend to derive a higher level of their total direct compensation from long-term incentive compensation. The Compensation Committee believed that Mr. Fischer, Ms. Blank and Mr. Haar were incentivized with respect to the long-term growth of the Company as a result of their direct and indirect equity interests in Luxco (and indirect economic interest in the Company), and, in comparison to the 2007 Peer Group, were over-weighted in terms of long term incentives. The Luxco equity held by these executives became fully vested during fiscal 2009. As compared to the 2007 Peer Group, the Compensation Committee believed that Mr. Slovin was over-weighted in terms of long-term equity compensation as a result of the option grant made to him in connection with the Exchange. This option award was scheduled to be fully vested in fiscal 2010. In fiscal 2009, Mr. Slovin exchanged the options granted to him in connection with the Exchange in the Company’s value-for-value option exchange program and, as a result, the options received in the value-for-value exchange program will be fully vested in fiscal 2011. Prior to fiscal 2009, the Compensation Committee had not granted a long-term incentive award to these executives since the closing of the Exchange because of Mr. Fischer’s,

Ms. Blank’s and Mr. Haar’s interest in Luxco (and indirect economic interest in the Company thereby) and Mr. Slovin’s option grant made in connection with the Exchange. As compared to the 2007 Peer Group, Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar were under-weighted in annual base salary and bonus compensation. The Compensation Committee therefore determined that on a going forward basis it was in the best interests of the Company to emphasize short-term pay components tied to the Company’s annual financial performance and began granting long-term equity incentive awards in fiscal 2009 that coincide with completion of vesting of the indirect economic interests of Mr. Fischer, Ms. Blank and Mr. Haar in the Company and the near-completion of vesting of the options held by Mr. Slovin. The Compensation Committee believed this would transition the Company’s compensation system for senior executives from the private-equity model to a public company model that is compatible with and consistent with the 2007 Peer Group.

Specifically, the Compensation Committee decided to increase base salaries so as to target the 60th percentile of the 2007 Peer Group (based on PM&P’s fiscal 2008 findings). The Compensation Committee believes that above median positioning was justified because the Compensation Committee believes that the Company has greater product complexity and a broader geographic reach and because the Compensation Committee has set higher growth targets for the Company as compared to the 2007 Peer Group. The Compensation Committee decided to target cash bonuses at the 70th percentile of the 2007 Peer Group (based on PM&P’s fiscal 2008 findings) to put more opportunity and reward into short-term incentive pay that is tied to the Company’s fiscal year performance. The Compensation Committee also believed that the Company’s higher growth targets justified target bonus payments at the 70th percentile (based on PM&P’s fiscal 2008 findings). Finally, the Compensation Committee determined to target long-term incentive compensation at the median of the 2007 Peer Group, with grants beginning in fiscal 2009. Because long-term incentive compensation contributes a significant percentage of the total direct compensation of the 2007 Peer Group, the effect of targeting long-term incentive compensation of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar at the 2007 Peer Group median (along with the short-term pay targets discussed above) resulted in their total direct compensation approximating the median of the 2007 Peer Group.

In October 2010, the Compensation Committee again retained PM&P to provide advice and recommendations with respect to the competitiveness of compensation of the five named executive officers for fiscal 2010 (Mr. Fischer, Ms. Blank, Mr. Slovin, Mr. Friedman and Mr. Petersohn). The Compensation Committee sought to ensure that the salary, bonus and long term incentive compensation for these five executive officers continued to be in line with the Company’s peers. As part of the 2010 consulting assignment, PM&P selected a peer group of 16 public companies in the U.S. and Europe within the medical devices and dental industries, which peer group was similar to the 2007 Peer Group, but took into account changes within the industry and the Company’s business. Based on its review of PM&P’s findings, the Compensation Committee intends to modify certain of its compensation programs to be consistent and competitive with the peer group in fiscal 2011, but intends to continue to emphasize long-term and performance-based compensation.

Short-term Pay—Base Salaries.

In March 2008, the Compensation Committee targeted base salaries of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar at the 60th percentile of the Peer Group (based on PM&P’s fiscal 2008 findings). Above median compensation was warranted because the Compensation Committee believes that the Company has greater product complexity and a broader geographic reach and because the Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. The Compensation Committee approved base salaries of $710,000, $430,000, $430,000 and $345,000 for Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, respectively, which corresponded to the 60th percentile of the Peer Group (based on PM&P’s fiscal 2008 findings). The base salary payable to Mr. Fischer, Ms. Blank and Mr. Haar were then denominated in euros on a one-time basis by using a three-year moving average exchange rate of 1.29 U.S. dollars per euro, resulting in base salaries of €550,388 ($826,925 at an average exchange rate of 1.50244 for fiscal 2008), €333,330 ($500,808 at an average exchange rate of 1.50244 for fiscal 2008) and €267,442 ($401,816 at an average exchange rate of 1.50244 for fiscal 2008), respectively. The Compensation Committee chose to use a three-year moving average exchange rate as more representative than an exchange rate experienced in one fiscal year. Adjustments to the base salaries of Mr. Fischer, Ms. Blank and Mr. Haar on a going forward basis have been made against their March 2008 salaries as denominated in euros. In October 2008, the Compensation Committee approved three percent increases to the base salaries of Mr. Fischer, Ms. Blank, Mr. Haar and Mr. Slovin resulting in base salaries of €566,900 ($768,008 at an average exchange rate of 1.35475 for fiscal 2009), €343,333 ($465,130 at an average exchange rate of 1.35475 for fiscal 2009), €275,470 ($373,193 at an average exchange rate of 1.35475 for fiscal 2009) and $442,900, respectively. The Compensation Committee elected to increase base salaries in order to reflect increases in cost of living. The Compensation Committee elected not to increase base salaries for Mr. Fischer, Ms. Blank, Mr. Haar and Mr. Slovin for fiscal 2010.

Prior to fiscal 2008, in conducting salary reviews, the Compensation Committee considered each individual executive officer’s achievements during the prior fiscal year in meeting our financial and business objectives, as well as the executive officer’s performance of individual responsibilities and our financial position and overall performance. In addition, the Compensation Committee reviewed, on an annual basis, tally sheets which summarized each executive’s past and present compensation, including equity and non-equity based compensation, and potential accumulation of wealth pursuant to the Company’s compensation and benefit plans. Other internal and external factors, such as internal pay equity within the Company, were also reviewed and considered by the Committee when establishing the named executive officers’ annual compensation packages. While the Compensation Committee retains discretion to consider such factors in establishing base salaries, it chose not to exercise that discretion in fiscal 2010. In October 2009, Mr. Friedman’s base salary was raised to $285,000 from the $275,000 in effect during fiscal 2009 at the discretion of our chief executive officer. Mr. Petersohn’s base salary was originally set pursuant to his 2007 employment agreement based upon his experience and was subsequently raised in October 2008 to €152,000 ($228,371 at an average exchange rate of 1.50244 for fiscal 2008) and in October 2009 to €160,000 ($216,760 at an average exchange rate of 1.35475 for fiscal 2009).

Short-term Pay—Non-Equity Performance Compensation.

The Compensation Committee believes that annual bonuses can serve an important function by adding a fiscal performance-based incentive to an executive’s compensation package.

Executive Bonus Plan

On December 2, 2008, the Compensation Committee approved the 2009 Executive Bonus Plan (the “Executive Plan”). For fiscal 2010, the participants in the Executive Plan were Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar. The purpose of the Executive Plan is to provide to senior executive officers selected by the Compensation Committee cash bonus compensation that is (1) performance based and (2) competitive at target performance with the cash bonuses paid to similarly situated senior executives. The Executive Plan replaced the 2008 Executive Bonus Plan (the “2008 Plan”) which had previously replaced the cash bonus compensation component of total compensation used in prior years for the participants of the 2008 Plan. The Compensation Committee annually determines target performance metrics based upon budgetary estimates of financial performance approved by the Board of Directors in the first quarter of each fiscal year. The target bonus amount of each participant is a percentage of such participant’s annual base salary. The Compensation Committee also determines the percentage of target bonus payable to each participant at performance levels above and below target performance for each of the metrics described below on an annual basis. In fiscal 2010, cash bonuses were targeted at the 70th percentile (based on PM&P’s fiscal 2008 findings) of such compensation of companies in the Peer Group because the Compensation Committee has set higher growth targets for the Company as compared to the Peer Group. While the Compensation Committee retains discretion to target annual cash bonuses other than in reference to the Peer Group, it did not exercise that discretion in fiscal 2010.

The financial performance metrics used to measure and reward performance under the Executive Plan has two major components: a Revenue Metric and an Earnings Metric.

(a) Revenue Metric.    The Revenue Metric is the Company’s fiscal year revenue, as reported in its financials. The Revenue Metric is given a weighting of 25% in calculating each participant’s bonus. That means, in the event that the actual fiscal year Revenue Metric achieves target, each participant will receive 25% of his or her target bonus. Each participant will receive greater or less than the 25% of target bonus to the extent the Revenue Metric exceeds or is less than the revenue target. Participants may receive no more than twice their 25% (or a total 50%) of target bonus due to actual fiscal year revenue.

(b) Earnings Metric.    The Earnings Metric is given an overall weight of 75%. The Earnings Metric consists solely of an Adjusted EBITDA Metric. The Adjusted EBITDA Metric has been determined by the Committee to be fiscal year net income as reported by the Company in its financials, plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) option expenses, (v) foreign exchange effect from Patterson exclusivity fee revaluation, (vi) refinancing expenses, (vii) foreign exchange effect from intra-group loans, (viii) non-cash gain/loss on interest derivatives, (ix) release of the Patterson exclusivity fee (x) and other special items set forth by the Compensation Committee (historically, special items have been: write-off IPR&D and expenses related to refinancing). If the fiscal year Adjusted EBITDA Metric achieves target, each participant will receive 75% of his or her target bonus. Each participant will receive greater or less than the 75% of target bonus to the extent the Adjusted EBITDA Metric exceeds or is less than the adjusted EBITDA target. Participants will receive no more than twice their 75% (or a total 150%) of target Bonus due to actual fiscal year Adjusted EBITDA.

The bonus awards for all participants in the Executive Plan are calculated with the same method: Fiscal year cash bonus = bonus earned due to actual fiscal year Revenue Metric performance + bonus earned due to actual fiscal year Adjusted EBITDA Metric performance. There are no elements of individual performance considered in determining any award.

The Compensation Committee determined for fiscal 2010 that the target bonus amounts were 83%, 62%, 62% and 55% of annual base salary for Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, respectively, or $642,000, $275,000, $275,000 and $206,000, respectively, which amounts corresponded to the 70th percentile of the Peer Group (based on PM&P’s fiscal 2008 findings).

Revenue Metric.    Each participant would earn 25% of his or her target bonus if actual fiscal year 2010 revenue achieved target of $765 million. Each participant would earn greater or less than 25% of target bonus as set forth below, with all other points determined on a straight line basis using the $755 million and the $825 million points, except that no additional bonus was awarded for achieving over $825 million in fiscal year 2010 revenue.

Fiscal 2010 Revenue	% of Target Bonus
$755 million	12.5%
$765 million	25%
$825 million	50%
Greater than $825 million	50%

Adjusted EBITDA Metric.    Each participant would earn 75% of his or her target bonus if actual fiscal year 2010 Adjusted EBITDA achieved target of $196 million. Each participant would earn greater or less than 75% of target bonus as set forth below, with all other points determined using the $190 million and the $215 million points, except that no additional bonus was awarded for achieving over $215 million in fiscal year 2010 Adjusted EBITDA.

Fiscal 2010 Adjusted EBITDA	% of Target Bonus
$190 million	66.7%
$196 million	75%
$215 million	150%
Greater than $215 million	150%

2010 Fiscal Year Performance and Bonus Results under Executive Plan.    The fiscal 2010 results for the Revenue Metric and the Adjusted EBITDA Metric, as derived from the Company’s audited fiscal 2010 financial statements in accordance with the definitions approved by the Compensation Committee, were $770.3 million and $216.4 million, respectively. These results represent 108.3% achievement by the Company of the Revenue target and 200% achievement by the Company of the Adjusted EBITDA target. After applying the calculations set forth in the charts above for performance below, at or above target, the Compensation Committee determined that the bonus payable to each of the participating named executive officers for each of the Revenue Metric and the Adjusted EBITDA Metric, as a percentage of target bonus, was approximately 27.1% and approximately 150% respectively, totaling an aggregate cash bonus for each participating named executive officer of 177.1% of his or her target bonus.

Pursuant to the foregoing, each of Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar earned an annual bonus as initially calculated in U.S. dollars of $1,136,982, $487,025, $487,025 and $364,826, respectively. The bonuses payable to Mr. Fischer, Ms. Blank and Mr. Haar were then denominated in euros by using a three-year moving average exchange rate of 1.406 U.S. dollars per euro on the date the bonuses were calculated, resulting in bonuses payable of €808,664 ($1,097,600 at an average exchange rate of 1.35730 in fiscal 2010), €346,390 ($470,155 at an average exchange rate of 1.35730 in fiscal 2010), and €259,478 ($352,189 at an average exchange rate of 1.35730 in fiscal 2010), respectively. The Compensation Committee chose to use a three-year moving average exchange rate to denominate the bonuses payable in euros to reduce the volatility of the exchange rate. Mr. Slovin’s bonus was paid in U.S. dollars.

There are no payments under the Executive Plan to any person upon termination of employment (for any reason) or upon a change in control of the Company, however, participants may be eligible for such payments under their employment or other agreements with the Company. Please see “Employment Agreements” below.

Employee Profit Sharing Bonus Plan and 2010 Fiscal Year Bonus Results

Mr. Petersohn was eligible to receive cash bonuses under the Employee Profit Sharing Bonus Plan for fiscal 2010. At the discretion of the chief executive officer, Mr. Friedman was also eligible to receive cash bonuses under the Employee Profit Sharing Bonus Plan for fiscal 2010. The executive management annually determines target performance metrics based upon budgetary estimates in the first quarter of each fiscal year. Mr. Friedman’s bonus is based on Operating Income plus Amortization (with the target based on at the Company’s guidance). Mr. Petersohn’s bonus is based on two major components: Contribution Margin for international sales (with targets based upon budget) weighted 90% and Operating Income plus Amortization (with the target based on at the Company’s guidance) weighted 10%. Contribution Margin is calculated as consolidated gross profit margin for international sales less direct expenses, both based on management accounts. In addition for fiscal 2010 Mr. Petersohn had a special bonus target relating to the expansion of certain Asian-Pacific markets.

If the fiscal year Operating Income plus Amortization achieved the target of $176 million Mr. Friedman would receive 100% of his target bonus. He would receive greater or less than the target bonus to the extent actual Operating Income plus Amortization exceeded or was less than the Operating Income plus Amortization target, subject to a threshold of 66.7% of the target and a cap of 133.3% of the target.

If the fiscal year Operating Income plus Amortization achieved the target of $176 million Mr. Petersohn would receive 10% of his target bonus. He would receive greater or less than the target bonus to the extent actual Operating Income plus Amortization exceeded or was less than the Operating Income plus Amortization target, subject to a threshold of 66.7% of the target and a cap of 133.3% of the target.

In the event that the actual fiscal year Contribution Margin achieved target Walter Petersohn would receive 90% of his target bonus and he would receive greater or less than the 90% of target bonus to the extent Contribution Margin exceeded or was less than the target. There is no cap on the bonus for this metric.

Mr. Petersohn was also eligible in fiscal 2010 for a special bonus target of €13,000 ($17,645 at an average exchange rate of 1.35730 for fiscal 2010) relating to the expansion of certain Asian-Pacific markets. The achievement of this special bonus was subject to assessment by our chief executive officer.

For fiscal 2010 Mr. Friedman’s target bonus was $115,000. The fiscal 2010 Operating Income plus Amortization target was $176 million and actual Operating Income plus Amortization was $189 million. Based on this performance, Mr. Friedman’s actual bonus was $153,295.

For fiscal 2010, Mr. Petersohn’s total target bonus, including the special bonus was €88,000 ($119,442 at an average exchange rate of 1.35730 for fiscal 2010). For fiscal 2010, Mr. Petersohn’s Contribution Margin target was €132 million and actual Contribution Margin was €130 million. The fiscal 2010 Operating Income plus Amortization target was $176 million and actual Operating Income plus Amortization was $189 million. The achievement of the expansion target for certain Asian-pacific markets was determined to be at 78%. Based on this performance, Mr. Petersohn’s actual bonus was €86,250 ($117,067 at an average exchange rate of 1.35730 for fiscal 2010).

2008 Executive Bonus Plan

The 2008 Plan had the same terms and conditions as the Executive Plan except that the Earnings Metric had two components, the Adjusted Net Income Metric and the Adjusted EBITDA Metric. Each Earnings Metric sub-component was given a weight of 37.5% in calculating each participant’s bonus. That means that if target performance on each Earnings Metric sub-component was achieved, each participant received 37.5% + 37.5% or 75% of his or her target bonus.

The Adjusted Net Income Metric was determined by the Compensation Committee to be fiscal year net income as reported by the Company, plus (i) amortization or impairment of intangible assets, net of taxes, (ii) option expenses, net of taxes, (iii) foreign exchange effect from Patterson exclusivity fee revaluation, net of taxes, (iv) foreign exchange effect from intra-group loans, net of taxes, (v) non-cash gain/loss on interest derivatives, net of taxes, (vi) refinancing expenses, net of taxes, (vii) tax adjustments, (viii) and other special items (net of taxes) set forth by the Compensation Committee (historically, special items have been: write-off IPR&D, expenses related to refinancing and revaluation of deferred tax liability). If fiscal year adjusted net income achieved target, each participant would have received 37.5% of his or her target bonus. Each participant would have received greater or less than the 37.5% of target bonus to the extent the Adjusted Net Income Metric exceeded or was less than the adjusted net income target. Participants could not receive more than twice their 37.5% (or a total 75%) of target bonus due to actual fiscal year adjusted net income.

The Adjusted EBITDA Metric was determined by the Compensation Committee to be fiscal year net income as reported by the Company in its financials, plus (i) net interest expense, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) option expenses, (v) foreign exchange effect from Patterson exclusivity fee revaluation, (vi) refinancing expenses, (vii) foreign exchange effect from intra-group loans, (viii) non-cash gain/loss on interest derivatives, (ix) release of the Patterson exclusivity fee (x) and other special items set forth by the Compensation Committee (historically, special items have been: write-off IPR&D and expenses related to refinancing). If fiscal year Adjusted EBITDA achieved target, each participant would have received 37.5% of his or her target bonus. Each participant would have received greater or less than the 37.5% of target bonus to the extent the Adjusted EBITDA Metric exceeded or was less than the adjusted EBITDA target. Participants could not receive more than twice their 37.5% (or a total 75%) of target bonus due to actual fiscal year adjusted EBITDA.

The bonus awards for all participants in the 2008 Plan were calculated with the same method: Fiscal year cash bonus = bonus earned due to actual fiscal year Revenue Metric performance + bonus earned due to actual fiscal year Adjusted Net Income Metric performance + bonus earned due to actual fiscal year Adjusted EBITDA Metric performance. There were no elements of individual performance considered in determining any award.

Long-term Pay—Equity Awards

The Compensation Committee believes that equity ownership by executive officers provides incentive to build stockholder value and aligns the interests of our officers with its stockholders. The Compensation Committee typically recommends or awards an option, restricted stock unit or restricted share grant upon hiring executive officers or within one year of their date of hire, subject to a maximum four-year vesting schedule. The size of the initial grant is usually determined with reference to the seniority of the officer, his or her level of cash compensation, the contribution the officer is expected to make to us and comparable equity compensation offered by others in the industry. The Compensation Committee also believes that periodic option, restricted stock unit or restricted share grants provide incentives for executive officers to remain with us. When considering periodic grants made after hiring, the Compensation Committee has historically considered prior option or restricted share grants to the officer, independent of whether the options have been exercised, the executive’s performance during the year and his or her expected contributions in the succeeding year. As discussed above, the Compensation Committee decided to begin targeting long-term incentive compensation at the median of the Peer Group for fiscal 2009 and continued to do so for fiscal 2010.

In December 2009, the Compensation Committee decided to grant restricted stock units rather than stock options. Restricted stock units represent the right to receive an equivalent number of shares of our common stock at the time the restricted stock units vest without the payment of an exercise price or other consideration. Unlike stock options a restricted stock unit award has some value regardless of stock price volatility thereby enhancing retention during times of stock price volatility. In addition, the value of restricted stock units appreciates as the value of our common stock increases thereby helping to achieve our compensation objective of aligning our executives’ interests with those of our stockholders. Restricted stock unit awards also assist us with retention in that they generally vest and become payable over a four year period vesting equally on the second, third and fourth anniversary of grant, contingent upon the executive’s continued employment. We believe that allocating some portion of our long-term incentives to restricted stock unit awards is appropriate and beneficial to stockholders because restricted stock units have greater grant date value per share than stock options and thereby minimize the dilutive effect of such equity awards on stockholders. In December 2009, the Compensation Committee determined to grant 30,500, 18,500, 18,500, 3,650 and 5,000 restricted stock units Mr. Fischer, Ms. Blank, Mr. Slovin, Mr. Friedman and Mr. Petersohn, respectively.

In fiscal 2009, the Company conducted a stockholder approved value-for-value stock option exchange program with respect to outstanding underwater stock options under the Schick Technologies, Inc. 1996 Plan. Because the exercise price of the options was significantly greater than the current market price of a share of our Common Stock, these options had a reduced incentive and retention effect on the option holders. This exchange program complemented a similar option exchange program that was implemented with respect to underwater options held under the 2006 Plan, which did not require stockholder approval.

Severance Payments and Change in Control

In March 2008, the Compensation Committee, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, determined that Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar should receive payments of up to 24 months annual base salary and two times target bonus in the year of termination in the event that any of them were terminated without cause or if any of them terminated their employment for good reason. This resulted in an increased benefit for Mr. Fischer who previously would receive only a single year’s base salary plus target bonus for the year of termination and for Mr. Slovin who previously would receive 24 months of annual base salary but only one year of target bonus. The Compensation Committee also decided that equity awards held in the Company by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar would be accelerated in the event of a change in control. Mr. Slovin’s employment agreement already provided for such acceleration of equity awards held by him.

On December 2, 2008, the Compensation Committee approved amendments to employment agreements of Mr. Fischer, Ms. Blank and Mr. Slovin for the purposes of providing the revised severance and change in control benefits described in the paragraph above.

Other Compensation

Executive pension plans are common in European companies but are declining in the United States. In March 2008, the Compensation Committee, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, decided that Mr. Fischer and Ms. Blank should be enrolled in a defined contribution retirement savings plan because they are not eligible to participate in the Company’s 401(k) plan. The Compensation Committee believes that such a retirement savings plan provides a competitive benefit to our Europe-based named executive officers. While such benefit was authorized by the Compensation Committee in fiscal 2008, the retirement saving plan became available to our Europe-based named executive officers during fiscal 2009. For a description of this plan, see “Nonqualified Defined Contribution and other Nonqualified Deferred Compensation.” The Compensation Committee also determined that the Company should provide payments on behalf of some named executive officers for private health care insurance coverage. In fiscal 2010, payments of €8,750 ($11,876 at an average exchange rate of 1.35730 for fiscal 2010), €3,000 ($4,072 at an average exchange rate of 1.35730 for fiscal 2010) and $4,337 were made on behalf of Mr. Fischer, Ms. Blank and Mr. Slovin, respectively. The Compensation Committee also decided in March 2008, after review of the competitive benchmarking of the Peer Group and after considering the recommendations of PM&P, to continue the Company’s current practice of providing limited auto, housing and tax advisory services to its named executive officers. These perquisites facilitate the performance of our named executive officer’s managerial duties and provide for competitive total compensation when compared to the total compensation of the Peer Group.

Modification of Compensation Policies

The Omnibus Budget Reconciliation Act of 1993 includes potential limitations on tax deductions for compensation in excess of $1,000,000 paid to our executive officers. The Compensation Committee has analyzed the impact of this provision of the tax law on our compensation policies, has determined that historically the effect of this provision on the taxes paid by us has not and would not have been significant and has decided for the present not to modify our compensation policies based on such provision. In the event that a material amount of compensation might potentially not be deductible, it will consider what actions, if any, should be taken to seek to make such compensation deductible without compromising its ability to motivate and reward excellent performance.

Tax Equalization Agreements

In fiscal 2010, the Company entered into agreements with Messrs. Slovin and Fischer and Ms. Blank providing for tax equalization. These payments were in recognition of the fact that these executives are required to spend an increased percentage of their time outside their respective home countries and were designed to make the executives whole on an after-tax basis.

On and effective as of September 20, 2010, the Board appointed Mr. Slovin as President of the Company. In connection with such appointment, Mr. Slovin agreed to be relocated to Bensheim, Germany for two years. During the period of relocation, the Company agreed to make Mr. Slovin whole on an after-tax basis for German employment income and other applicable taxes on his remuneration in excess of the tax that he would owe if his income was subject only to federal, state and local taxation applicable to Mr. Slovin prior to his relocation. This tax equalization payment is calculated by the Company’s outside accounting firm and paid with the monthly payroll.

On November 15, 2010, the Compensation Committee approved supplement agreements to the service agreements of each of Mr. Fischer and Ms. Blank for the purposes of providing that each of Mr. Fischer and Ms. Blank’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days he/she has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Mr. Fischer and Ms. Blank a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year.

The supplement agreements further provide that Mr. Fischer and Ms. Blank will be subject to tax equalization, by which he/she will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of each of Mr. Fischer and Ms. Blank in the Company, subject to certain limits. Mr. Fischer and Ms. Blank will pay the same amount of income taxes as he/she would have paid had he/she performed all of his/her duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above. These supplemental agreements are effective for fiscal 2011.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis provided above. Based on its review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for its 2010 fiscal year.

From the members of the Compensation Committee of Sirona Dental Systems, Inc.:

Timothy P. Sullivan, Chairman

William K. Hood

Harry M. Jansen Kraemer, Jr.

Summary Compensation Table

The following table provides summary information concerning compensation paid or accrued by the Company to or on behalf of named executive officers for services rendered during fiscal 2010, fiscal 2009 and fiscal 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(5)	Total ($)
Jost Fischer(6)	2010	769,453	—	1,050,725	—	1,136,982	—	123,098	3,080,258
Chairman and Chief Executive Officer	2009	768,008	—	—	976,000	496,409	—	116,899	2,357,316
	2008	759,010	—	—	—	1,064,033	—	81,251	1,904,293

Simone Blank(6)	2010	466,006	—	637,325	—	487,025	—	91,670	1,682,026
Executive Vice President and Chief Financial Officer and Director	2009	465,130	—	—	732,000	212,747	—	86,304	1,496,181
	2008	466,503	—	—	—	456,015	—	67,654	990,172

Jeffrey T. Slovin	2010	442,900	—	637,325	—	487,025	—	19,462	1,586,712
President	2009	442,900	—	—	732,000	212,747	—	19,172	1,406,819
	2008	410,577	—	—	—	412,781	—	17,369	840,727

Theo Haar(6)(7)	2010	373,895	—	—	—	364,826	—	20,172	758,893
Executive Vice President	2009	373,193	—	—	—	166,860	—	20,134	560,187
	2008	387,771	—	—	—	357,657	—	23,330	768,758

Jonathan Friedman	2010	285,000	—	125,743	—	153,295	—	10,578	574,616
General Counsel and Secretary	2009	275,000	89,100	—	58,560	—	—	8,783	431,443
	2008	265,000	111,300	—	—	—	—	8,780	385,080

Walter Petersohn(6)	2010	217,168	—	172,250	—	117,067	—	21,244	527,729
Executive Vice President of Sales

(1)	Represents a bonus payment made to Mr. Friedman at the discretion of our chief executive officer in fiscal 2009 and 2008. For fiscal 2009, such amount represented the same percentage of target bonus as received by executives receiving bonuses under the Executive Plan. For fiscal 2008, such amount represented Mr. Friedman’s target bonus of 40% of base salary.
(2)	Represents the aggregate grant date fair value calculated in accordance with applicable standards for financial statement reporting purposes for the fiscal years ended September 30, 2010, September 30, 2009 and September 30, 2008, in accordance with FASB ASC Topic 718. The assumptions used in calculating these amounts are set forth in Note 4, Employee Share-Based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010.
(3)	2010 and 2009 amounts represent amounts earned in fiscal 2010 and fiscal 2009 by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar based on fiscal 2010 and fiscal 2009 performance under the Company’s Executive Plan and 2008 amounts represent amounts earned in fiscal 2008 by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar based on fiscal 2008 performance under the Company’s 2008 Plan. Amounts earned by Mr. Fischer and Ms. Blank in fiscal 2010 were paid in December 2010, amounts earned by Mr. Fischer and Ms. Blank in fiscal 2009 were paid from January to June 2010, and amounts earned by Mr. Fischer and Ms. Blank in fiscal 2008 were paid from January to June 2009. Amounts earned by Mr. Slovin and Mr. Haar for fiscal 2010 were paid in December 2010 and amounts earned by Mr. Slovin and Mr. Haar for fiscal 2009 and 2008 were paid in December 2009 and December 2008, respectively.
(4)	Represents a bonus payment made to Mr. Friedman and Mr. Petersohn based upon fiscal 2010 performance under the Employee Profit Sharing Bonus Plan, as described under “Short-term Pay—Non-Equity Performance Compensation—Employee Profit Sharing Bonus Plan and 2010 Fiscal Year Bonus Results.”

(5)	Includes all other compensation as described in the following table:

Name	Year	Savings Plan Contribution(a)	Tax Advice(b)	Car Allowance		Housing Allowance(e)	Healthcare Allowance(f)	Total
Jost Fischer	2010	$34,462	$7,720	$25,840	(c)	$43,200	$11,876	$123,098
	2009	25,798	9,618	25,791	(c)	43,838	11,854	116,899
	2008	—	—	28,603	(c)	44,979	7,669	81,251

Simone Blank	2010	25,788	—	18,610	(c)	43,200	4,072	91,670
	2009	19,305	—	18,575	(c)	44,360	4,064	86,304
	2008	—	—	18,092	(c)	46,932	2,629	67,654

Jeffrey T. Slovin	2010	6,125	—	9,000	(c)	—	4,337	19,462
	2009	6,125	—	9,000	(c)	—	4,047	19,172
	2008	5,625	—	8,988	(c)	—	2,756	17,369

Theo Haar	2010	—	—	20,172	(c)	—	—	20,172
	2009	—	—	20,134	(c)	—	—	20,134
	2008	—	—	22,329	(c)	—	—	23,330

Jonathan Friedman	2010	4,578	—	6,000	(d)	—	—	10,578
	2009	2,783	—	6,000	(d)	—	—	8,783
	2008	2,780	—	6,000	(d)	—	—	8,780

Walter Petersohn	2010	—	—	21,244	(c)	—	—	21,244

(a)	Amounts for Mr. Slovin and Mr. Friedman reflect matching contributions under the Schick Technologies Inc. 401(k) Savings Plan (the “Savings Plan”). Amounts for Mr. Fischer and Ms. Blank in fiscal 2009 and 2010 reflect amounts paid beginning in January 2009 into a defined contribution retirement savings plan, as described below under “Nonqualified Defined Contribution and other Nonqualified Deferred Compensation,” with the fiscal 2009 amount reflecting a pro rata amount due to the payment being made for only part of the fiscal year.
(b)	Represents payment to Mr. Fischer reimbursing costs incurred for tax advice.
(c)	Represents payments for leasing a car.
(d)	Represents a credit paid to Mr. Friedman to defer the cost of leasing a car.
(e)	Represents payments for apartments for Mr. Fischer and Ms. Blank in New York City.
(f)	Includes an allowance for healthcare premiums payable by the named executive officer. Fiscal 2008 payments represent an annual benefit, prorated from March 1, 2008.
(6)	Mr. Fischer, Ms. Blank, Mr. Haar and Mr. Petersohn were compensated in euros. All 2010 amounts (excluding non-equity incentive plan compensation) have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010, all 2009 amounts (excluding non-equity incentive plan compensation) have been converted to U.S. dollars at an exchange rate of 1.35475, the average exchange rate for the fiscal year ended September 30, 2009 and all 2008 amounts have been converted to U.S. dollars at an exchange rate of 1.50244, the average exchange rate for the fiscal year ended September 30, 2008.
For fiscal 2010, each of Mr. Fischer, Ms. Blank, and Mr. Haar earned non-equity incentive plan compensation in U.S. dollars of $1,136,982, $487,025 and $364,826 and $117,067, respectively. For purposes of determining the euro payment of the non-equity incentive plan compensation to Mr. Fischer, Ms. Blank and Mr. Haar for fiscal 2010 a three year moving average exchange rate of 1.406 U.S. dollars per euro on the date the bonuses were calculated was used, resulting in bonus payables of €808,664 ($1,097,600 at an average exchange rate of 1.35730 in fiscal 2010), €346,390 ($470,155 at an average exchange rate of 1.35730 in fiscal 2010), and €259,478 ($352,189 at an average exchange rate of 1.35730 in fiscal 2010). Mr. Petersohn earned in fiscal 2010 non-equity incentive plan compensation of €86,250 ($117,067 at an average exchange rate of 1.35730 in fiscal 2010). For fiscal 2009, each of Mr. Fischer, Ms. Blank and Mr. Haar earned non-equity incentive plan compensation in U.S. dollars of $496,409, $212,747 and $166,860, respectively. For purposes of determining the euro payment of the non-equity incentive plan compensation to Mr. Fischer, Ms. Blank and Mr. Haar for fiscal 2009 three year moving average exchange rate of 1.41 U.S. dollars per euro on the date the bonuses were calculated was used, resulting in bonus payables of €352,813 ($477,973 at an average exchange rate of 1.35475 in fiscal 2009), €151,206 ($204,846 at an average exchange rate of 1.35475 in fiscal 2009) and €118,593 ($160,664 at an average exchange rate of 1.35475 in fiscal 2009), respectively.
(7)	Mr. Haar’s stock awards and option awards were forfeited as a result of his giving notice of retirement on February 2, 2009. As of September 20, 2010, Mr. Haar is no longer an executive officer of the Company but is still employed by the Company through February 28, 2011.

Employment Agreements

Mr. Fischer (Chairman and Chief Executive Officer):

In April 2002, the Company entered into an employment agreement with Mr. Fischer for an indefinite term. An October 1, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Mr. Fischer for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Mr. Fischer is currently employed as the Company’s Chairman and Chief Executive Officer. Mr. Fischer’s annual base salary is denominated in euro, and as of October 1, 2007 was €435,000 ($589,317 at an average exchange rate of 1.35475 for fiscal 2009). His annual base salary was raised to €550,388 ($745,639 at an average exchange rate of 1.35475 for fiscal 2009) as of March 1, 2008. Mr. Fischer’s annual base salary was raised to €566,900 ($768,008 at an average exchange rate of 1.35475 for fiscal 2009) for fiscal 2009. Mr. Fischer’s annual base salary stayed at €566,900 ($769,453 at an average exchange rate of 1.35730 for fiscal 2010) for fiscal 2010. In addition to his base salary, Mr. Fischer is eligible to receive an annual bonus denominated in dollars and based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $642,000. If Mr. Fischer’s employment is terminated due to death, the Company will continue to pay his contractual compensation for a period of up to six months. Mr. Fischer’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Fischer upon one year’s notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Compensation Committee approved an amended and restated service agreement between the Company and Mr. Fischer. The amended and restated agreement provides that Mr. Fischer is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Mr. Fischer or the Company with a least six months’ notice; provided that if Mr. Fischer desires to terminate the agreement for other than good reason or following a change of control, Mr. Fischer will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Mr. Fischer is eligible for a severance payment equal to his annual base salary, 100% of his target bonus amount and 100% of the monetary value of health and welfare benefits being received by Mr. Fischer (the “Regular Severance Payment”); provided that if Mr. Fischer terminates the agreement, he shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Mr. Fischer 20 months before the effective date of such termination, then his severance payment would be one third of the Regular Severance Payment. Mr. Fischer is eligible for a payment of an additional up to 50% of the Regular Severance Payment if he meets certain conditions with respect to noncompetition. As an example, in the case of a termination notice by Mr. Fischer for a reason other than cause or by the Company for a reason other than cause the total amount paid to Mr. Fischer with respect to the 24 months’ (assuming the termination notice is given with six months’ notice, but not with more) period following the delivery of the termination notice is two times the Regular Severance Payment. In the event of a change of control, any securities or options granted to Mr. Fischer in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” means in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same will apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Mr. Fischer may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Mr. Fischer in the event he terminates the agreement.

On November 15, 2010, the Compensation Committee approved a supplement agreement to the service agreement of Mr. Fischer for the purposes of providing that Mr. Fischer’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days he has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Mr. Fischer a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year. The supplement agreement further provides that Mr. Fischer will be subject to tax equalization, by which he will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of Mr. Fischer in the Company, subject to certain limits. Mr. Fischer will pay the same amount of income taxes as he would have paid had he performed all of his duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above.

Ms. Blank (Executive Vice President and Chief Financial Officer):

In July 1999, the Company entered an employment agreement, as amended in June 2001, with Simone Blank for an indefinite term. An October 10, 2007 amended and restated service agreement conformed the existing employment arrangement between the Company and Ms. Blank for Austrian law, but did not otherwise materially change the employment arrangement. Under the terms of the agreement, Ms. Blank is employed as the Company’s Executive Vice President and Chief Financial Officer. Ms. Blank’s annual base salary is denominated in euro, and as of October 1, 2007 was €275,000 ($372,557 at an average exchange rate of 1.35475 for fiscal year 2009). Her annual base salary was raised to €333,330 ($451,579 at an average exchange rate of 1.35475 for fiscal 2009) as of March 1, 2008. Ms. Blank’s annual base salary was raised to €343,333 ($465,130 at an average exchange rate of 1.35475 for fiscal 2009) for fiscal 2009. Ms. Blank’s annual base salary remained at €343,333 ($466,006 at an average exchange rate of 1.35730 for fiscal 2010) for fiscal 2010. In addition to her base salary, Ms. Blank is eligible to receive an annual bonus denominated in dollars and based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $275,000. Ms. Blank’s employment agreement provides that she will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Ms. Blank upon 24 months’ notice, and each party may terminate the employment agreement for cause.

On December 2, 2008, the Compensation Committee approved an amended and restated service agreement between the Company and Ms. Blank. The amended and restated agreement provides that Ms. Blank is eligible to receive a bonus under the Company’s Executive Bonus Plan. The December 2, 2008 agreement is entered into for an indefinite time, however, it may be terminated by Ms. Blank or the Company with a least six months’ notice; provided that if Ms. Blank desires to terminate the agreement for other than good reason or following a change of control, Ms. Blank will endeavor to provide at least 24 months’ notice. If the agreement is terminated for other than cause, Ms. Blank is eligible for a severance payment equal to her annual base salary, 100% of her target bonus amount and 100% of the monetary value of health and welfare benefits being received by Ms. Blank (the “Regular Severance Payment”); provided that if Ms. Blank terminates the agreement, she shall instead be entitled to receive a severance payment in an amount equal to the product of the Regular Severance Payment divided by 12 times the lesser figure of (i) 12 months and (ii) the excess of 24 months minus the number of months between the date of notice of termination of the agreement and the effective date of such termination. As an example, if such notice of termination of the agreement is given by Ms. Blank 20 months before the effective date of such termination, then her severance payment would be one third of the Regular Severance Payment. Ms. Blank is eligible for a payment of an additional up to 50% of the Regular Severance Payment if she meets certain conditions with respect to noncompetition. As an example, in the case of a termination notice by Ms. Blank for a reason other than cause or by the Company for a reason other than cause, the total amount paid to Ms. Blank with respect to the 24 months’ (assuming a termination notice is given with six months’ notice, but not with more) period following the delivery of the termination notice is two times the Regular Severance Payment. In the event of a change of control, any securities or options granted to Ms. Blank in the Company or its subsidiaries shall fully vest and be transferable subject to applicable securities laws and exchange rule restrictions. “Change of Control” means that any person (other than Luxco) owns (legally and/or economically), solely, with its affiliates or other persons acting in concert with it, directly or indirectly, more than 50% of the outstanding capital and/or voting rights (in both cases excluding treasury capital/voting rights) in the Company and/or Controls the Company. “Control” shall mean in respect of a person, the power directly or indirectly to manage or govern such person, or to appoint the managing and governing bodies of such person, or a majority of the members thereof if they decide collectively, whether through the ownership of voting securities, by contract or otherwise (in such respect, a limited partnership shall be deemed to be Controlled by its general partner). The same shall apply for any economically comparable situation (e.g. transfer of assets of the Company, merger or consolidation of the Company), whereby any valuation needed shall be based on the most recent financial statements of the Company or the relevant entity. During the first year after termination of employment without cause, Ms. Blank may not compete with the Company, however such period of noncompetition is reduced depending on the length of notice given by Ms. Blank in the event she terminates the agreement.

On November 15, 2010, the Compensation Committee approved a supplement agreement to the service agreement of Ms. Blank for the purposes of providing that Ms. Blank’s yearly salary and bonus under the service agreement will be paid by the Company pro rata to the days she has worked for the Company compared to total days to be worked under the service agreement, with the remaining portion of the yearly salary and bonus to be paid by Sirona Dental GmbH. In order to facilitate the payment mechanism, the Company will pay Ms. Blank a fixed amount on a monthly basis in the amount of 20% of the total salary, with the remaining 80% to be paid by Sirona Dental GmbH. Within 30 days following the end of the calendar year, the Company and Sirona Dental GmbH will each compensate the other for the difference between the portion of salary actually paid and the pro rata portion to be paid for such calendar year. The supplement agreement further provides that Ms. Blank will be subject to tax equalization, by which she will remain neutral, subject to certain conditions and limitation, from a tax perspective with respect to (i) compensation received from the Company and/or Sirona Dental GmbH, including any U.S. tax on salary, bonuses, share based compensation (including effects in case of exercises) and (ii) the indirect investment of Ms. Blank in the Company, subject to certain limits. Ms. Blank will pay the same amount of income taxes as she would have paid had she performed all of her duties in Austria and did not perform the duties in the U.S. and been subject to a salary split mentioned above.

Mr. Slovin (President):

In June 2006, the Company entered into an employment agreement with Mr. Slovin that superseded his prior employment and other compensatory arrangements. Pursuant to the employment agreement, as amended, Mr. Slovin currently serves as President. Throughout his employment, he will serve as a Director of the Company, subject to election by the stockholders. Mr. Slovin’s annual base salary as of October 1, 2007 was $385,000. His annual base salary was raised to $430,000 as of March 1, 2008. Mr. Slovin’s annual base salary was raised to $442,900 for fiscal year 2009. Mr. Slovin’s annual base salary remained at $442,900 for fiscal year 2010. Options granted to Mr. Slovin under previous employment agreements vested immediately upon the closing of the Exchange. Upon the closing of the Exchange, Mr. Slovin received options to purchase 1,130,000 shares of the Company’s Common Stock granted under a stock option agreement dated on or about September 25, 2005 that vest immediately if the Company is acquired by another entity or company or upon a change in control that would require disclosure pursuant to Item 5.01 of Form 8-K. The employment agreement continued until June 15, 2007, and was automatically renewed for a period of one year. The employment agreement will automatically be renewed thereafter for successive periods of one year until terminated by the Company or Mr. Slovin by written notice to the other party at least 90 days prior to the end of the then current term. In the event that the Company terminates Mr. Slovin’s employment agreement without cause (as defined in the agreement), or Mr. Slovin terminates his employment with good reason (as defined in the agreement), in each case, Mr. Slovin will be entitled to receive severance payments, consisting of his base salary in effect at the time of termination, paid for a period of 24 months and the bonus that he would have otherwise received during the year in which termination occurs. Pursuant to the employment agreement, Mr. Slovin agreed not to compete with the Company or solicit or hire any of its current employees or former employees who left employment within the previous six months, during his employment and for a period of twelve months thereafter.

For purposes of Mr. Slovin’s employment agreement, “cause” is defined as any of the following events: (i) a majority, plus at least one, of the members of the Company’s Board of Directors, excluding employee, determines that (a) the employee has committed an act of fraud against the Company, or (b) the employee has committed an act of malfeasance, recklessness or gross negligence against the Company that is materially injurious to the Company or its customers; or (ii) the employee has materially breached the terms of his employment agreement; or (iii) the employee is indicted for, or convicted of, or pleads no contest to, a felony or a crime involving the employee’s moral turpitude. For purposes of Mr. Slovin’s employment agreement, “good reason” is defined as any of the following events: (i) the Company reduces the amount of the employee’s base salary or bonus opportunity; (ii) the Company changes the employee’s titles or reduces his responsibilities in a manner that is materially inconsistent with the office he holds; (iii) the failure of employee to be a member of either the Company’s Board of Directors or the Company’s Executive Committee, if any; (iv) the employee no longer reports to the Company’s President and Chief Executive Officer, or (v) the Company’s election to provide notice to employee of its intention not to renew the initial term or any successive renewal term of the employment agreement.

On December 2, 2008, the Compensation Committee approved an amendment of Mr. Slovin’s June 14, 2006 employment agreement. The amendment provides that Mr. Slovin is eligible to receive a bonus under the Company’s Executive Plan. If the Company achieves target financial performance, the earned bonus is $275,000. In the event Mr. Slovin is terminated by the Company without cause or he terminates for good reason, he is eligible to receive severance payments of his annual base salary for a period of 24 months following termination, a payment of two times the target bonus he would otherwise have received during the year in which termination occurs, and health and welfare benefits for a maximum of 24 months following termination.

On and effective as of September 20, 2010, the Board of Directors appointed Mr. Slovin as President of the Company and approved a second amendment to his existing Amended and Restated Employment Agreement. The amendment provided for Mr. Slovin’s appointment as President of the Company and provided that Mr. Slovin would provide the Company 30 days’ notice (or 90 working days’ in the case he is no longer reporting to Jost Fischer) prior to resigning for Good Reason, and the Company shall have the opportunity to cure such conduct.

Mr. Haar (Executive Vice President):

In May 1998, the Company entered into an employment agreement, as amended in June 2001, with Mr. Haar for an indefinite term. Under the terms of this agreement, Mr. Haar is employed as an Executive Vice President. Mr. Haar’s annual base salary is denominated in euro, and as of October 1, 2007 was €245,000 ($331,914 at an average exchange rate of 1.35475 for the fiscal year ended September 30, 2009). His annual base salary was raised to €267,442 ($362,318 at an average exchange rate of 1.35475 for fiscal 2009) as of March 1, 2008. Mr. Haar’s annual base salary was raised to €275,470 ($373,193 at an average exchange rate of 1.35475 for fiscal 2009) for fiscal 2009. Mr. Haar’s annual base salary remained at €275,470 ($373,898 at an average exchange rate of 1.35730 for fiscal 2010) for fiscal 2010. In addition to his base salary, Mr. Haar is eligible to receive an annual bonus denominated in dollars and based on the Company’s Executive Bonus Plan. If the Company achieves target financial performance, the earned bonus is $206,000. If Mr. Haar’s employment is terminated due to death, he will receive his contractual compensation for the month in which he died, plus six months of compensation reduced by amounts of dependents compensation. Mr. Haar’s employment agreement provides that he will be restricted from acting as a member of supervisory, advisory or similar boards of companies which are not affiliated with the Company without prior written consent of the Board of Directors and will not, during the course of his employment, directly or indirectly be employed by, engaged in or participate in the ownership, management, operation or control of, or act in any advisory or other capacity for, any competing entity. The employment agreement may be terminated by the Company or Mr. Haar upon 24 months’ notice, and each party may terminate the employment agreement for cause.

On February 2, 2009, Mr. Haar gave notice of his retirement from the Company. As a result of his announced retirement, all of Mr. Haar’s unvested stock option awards have been forfeited. As of September 20, 2010, Mr. Haar is no longer an executive of the Company but is still employed by the Company through February 28, 2011.

Mr. Friedman (General Counsel and Corporate Secretary):

In August 2007, the Company entered into an offer of employment letter agreement with Mr. Friedman. Under the terms of this agreement, Mr. Friedman is employed as the Company’s General Counsel. He is also our Corporate Secretary. Mr. Friedman’s annual base salary for fiscal 2010 was $285,000. In addition to his base salary, at the discretion of the chief executive officer, Mr. Friedman is eligible to receive an annual cash bonus of up to 40% of his base salary pursuant to the Employee Profit Sharing Bonus Plan. Mr. Friedman was also granted 40,000 options of the Company’s Common Stock in and is eligible for periodic future grants. If Mr. Friedman’s employment with the Company is terminated other than for cause, Mr. Friedman is eligible to receive one year of base salary severance provided that he make himself available to work as a full-time consultant to the Company for the first three months following termination of employment. Mr. Friedman also receives a monthly car allowance.

Mr. Petersohn (Executive Vice President of Sales):

In October 2007, the Company entered into an employment agreement with Mr. Petersohn. Mr. Petersohn was promoted to Executive Vice President of Sales on September 20, 2010. On October 21, 2009, as in effect from October 1, 2009, Mr. Petersohn’s annual base salary was increased to €160,000 ($217,168 at an average exchange rate of 1.35730 for fiscal 2010). In addition to his base salary, Mr. Petersohn is eligible to receive an annual cash bonus based on meeting certain targets set forth in the Employee Profit Sharing Bonus Plan. In fiscal 2010, Mr. Petersohn was also eligible to receive a special bonus relating to the expansion of certain Asian-Pacific markets, the achievement of which was subject to assessment by our Chief Executive Officer. The employment agreement may be terminated by the Company or Mr. Petersohn upon 18 months’ notice, and each party may terminate the employment agreement for cause.

Schick Technologies, Inc. 1996 Plan

General.    The 1996 Plan provides for the grant to officers, directors and employees of the Company and consultants, advisors and independent contractors of Schick of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options.

Administration and Eligibility.    The 1996 Plan is administered by the Board of Directors and/or by a duly appointed committee of the Board of Directors. The 1996 Plan is currently administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees, directors, consultants, advisors and contractors will receive options under the 1996 Plan, the type of option (incentive stock options or non-qualified stock options, or both) to be granted, vesting, the number of shares subject to each option, and, subject to certain conditions discussed below, the exercise price of the option and duration of the options. Members of the Compensation Committee are not eligible to receive options under the 1996 Plan.

Terms and Conditions of Option.    The exercise price of incentive stock options is determined by the Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. With respect to any participant in the 1996 Plan who owns stock representing more than 10% of the voting power of our outstanding capital stock, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

The exercise price of non-qualified stock options is determined by the Compensation Committee on the date of grant, but may not be less than 85% of the fair market value of our Common Stock on the date of grant, and the term of any such option may not exceed ten years from the date of grant.

The Compensation Committee may establish the time or times when an option becomes exercisable subject to limits on such option’s term.

Payment of Exercise Price.    Payment of the exercise price may be made by cash, check or cash equivalent, by tender of shares of our Common Stock then owned by the optionee, by the assignment of the proceeds of the sale of some or all of the shares of our Common Stock being acquired upon the exercise of an option or by any combination of the foregoing. Options may be granted which do not permit all of the foregoing forms of payment.

Restrictions on Transfer.    Options granted pursuant to the 1996 Plan are not transferable, except by will or the laws of descent and distribution in the event of death. During an optionee’s lifetime, the option is exercisable only by the optionee.

Change in Control.    In the event of a proposed dissolution, liquidation or sale of the Company, the options terminate immediately prior to the consummation of such proposed event, unless otherwise provided for by the Compensation Committee. The Compensation Committee may, in its sole discretion, give each optionee the right to exercise his or her options, even if such would not otherwise be exercisable.

Pursuant to an amendment of the 1996 Plan, in addition to our employees, employees of, or consultants to, any company that the Company has agreed to acquire, will be eligible to receive non-statutory stock options under the 1996 Plan. After the amendment of the 1996 Plan in 2004, approximately 183 persons were eligible to receive options under the 1996 Plan; provided, however, that after April 22, 2006 no options may be granted under the 1996 Plan. As of September 30, 2010, 594,846 options were outstanding under the 1996 Plan. At the Company’s 2008 annual meeting of stockholders, the Company’s stockholders approved an amendment of our 1996 Plan to permit an option exchange offer program pursuant to which outstanding underwater options granted under our 1996 Plan were cancelled in a value-for-value exchange for new options for a lesser number of shares granted under our 2006 Plan. This resulted in a reduction of 1,619,750 shares outstanding under the 1996 Plan.

The 2006 Plan

General.    The 2006 Plan provides for the grant to officers, directors (including non-employee directors) and employees of the Company and service providers to the Company of both “incentive stock options” within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and stock options that are non-qualified for federal income tax purposes, sometimes referred to as non-statutory options, as well as stock appreciation rights, restricted stock, deferred stock, dividend equivalents, other stock-based awards and performance awards.

Administration, Eligibility, and Terms and Conditions of Options.    The 2006 Plan is administered by the Compensation Committee or the Board of Directors. The 2006 Plan is currently administered by the Compensation Committee. The Compensation Committee determines, among other things, which officers, employees, directors and service providers will receive awards under the 2006 Plan, the form and substance of grants made under the 2006 Plan and the conditions and restrictions applicable to such grants. The Compensation Committee certifies whether conditions and restrictions applicable to the grant have been met, and may modify the terms of grants made under the 2006 Plan.

The exercise price of stock options is determined by the Compensation Committee, but may not be less than the fair market value of our Common Stock on the date of grant and the term of any such option may not exceed ten years from the date of grant. In the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of our outstanding capital stock on the date the grant, the exercise price of any incentive stock option may not be less than 110% of the fair market value of our Common Stock on the date of grant and the term of such option may not exceed five years from the date of grant.

Options may be exercised upon payment of the exercise price may be made by cash, by delivery of shares of our Common Stock then owned by the optionee, by simultaneous sale through a broker of shares acquired upon exercise, as permitted by Regulation T of the Federal Reserve Board, by authorizing the Company to withhold shares issuable upon exercise in the number necessary such that the fair market value of such withheld shares equals the aggregate exercise price or by any combination of the foregoing.

Stock Appreciation Rights.    SARs entitle a participant to receive the amount by which the fair market value of a share of our Common Stock on the date of exercise exceeds the grant price of the SAR. The grant price and the term of an SAR will be determined by the Compensation Committee, however the grant price shall not be less than 100% of the fair market value of a share of Common Stock as of the date of grant. Furthermore, no SAR may have a term exceeding ten years.

Termination of Options and SARs.    Unless otherwise determined by the Compensation Committee, and subject to certain exemptions and conditions, if a participant ceases to be a director, officer or employee of, or to otherwise perform services for us for any reason other than death, disability, retirement or termination for cause, all of the participant’s options and SARs that were exercisable on the date of such cessation will remain exercisable for, and will otherwise terminate at the end of, a period of 90 days after the date of such cessation. In the case of death or disability, all of the participant’s options and SARs that were exercisable on the date of such death or disability will remain so for a period of 180 days from the date of such death or disability. In the case of retirement, all of the participant’s options and SARs that were exercisable on the date of retirement will remain exercisable for, and shall otherwise terminate at the end of, a period of 90 days after the date of retirement. In the case of a termination for cause, or if a participant does not become a director, officer or employee of, or does not begin performing other services for us for any reason, all of the participant’s options and SARs will expire and be forfeited immediately upon such cessation or non-commencement, whether or not then exercisable.

Restricted Stock and Deferred Shares.    Restricted stock is a grant of shares of our Common Stock that may not be sold or disposed of, and that may be forfeited in the event that a participant ceases to be a director, officer, employee or otherwise perform services for us for reasons other that death, disability or retirement prior to the end of a restricted period set by the Compensation Committee. A participant granted restricted stock generally has all of the rights of a stockholder, unless the Compensation Committee determines otherwise. An award of deferred shares confers upon a participant the right to receive shares of our Common Stock at the end of a deferral period set by the Compensation Committee, subject to possible forfeiture of the award in the event of certain terminations of employment prior to the end of the deferral period. Prior to settlement, an award of deferred shares carries no voting or dividend rights or other rights associated with share ownership.

Dividend Equivalents.    Dividend equivalents confer the right to receive, currently or on a deferred basis, cash, shares of our Common Stock, other awards or other property equal in value to dividends paid on a specific number of shares of our Common Stock. Dividend equivalents may be granted alone or in connection with another award, and may be paid currently or on a deferred basis. If deferred, dividend equivalents may be deemed to have been reinvested in additional shares of our Common Stock, awards or other investment vehicles and subject to restrictions and risk of forfeiture as determined by the Compensation Committee.

Other Stock-Based Awards.    The Compensation Committee is authorized to grant other awards that are denominated or payable in, valued by reference to, or otherwise based on or related to shares of our Common Stock, under the 2006 Plan. These awards may include convertible or exchangeable debt securities, other rights convertible or exchangeable into shares of Common Stock, purchase rights for shares of Common Stock, awards with value and payment contingent upon our performance as a company or any other factors designated by the Compensation Committee. The Compensation Committee will determine the terms and conditions of these awards.

Performance Awards.    The Compensation Committee may make performance awards payable in cash, shares of our Common Stock or other awards, subject to the achievement of certain performance goals. The performance goals shall consist of one or more business criteria and a targeted level or levels of performance against such criteria, or other personal or business goals or objectives as the Compensation Committee shall determine. Achievement of the performance goals is measured by the Compensation Committee which may alter or adjust performance goals at its discretion. The Compensation Committee will determine the circumstances under which performance awards shall be paid or forfeited during the performance period or prior to settlement of a performance award.

With respect to performance awards that are intended to be treated as “performance-based compensation” under Section 162(m) of the Internal Revenue Code, the Compensation Committee shall, no later than ninety (90) days following the commencement of any fiscal year in question or any other designated fiscal period or period of service, in writing, (i) designate one or more participants, (ii) select the performance criteria applicable to the performance period, (iii) establish the performance goals, and amounts of such awards, as applicable, which may be earned for such performance period, and (iv) specify the relationship between the performance criteria and the performance goals and the amounts of such awards, as applicable, to be earned by each participant for such performance period. The Compensation Committee may determine performance goals in respect of the performance of the Company, any of its subsidiaries or affiliates or any combination thereof on either a consolidated, business unit or divisional level. Performance goals may be absolute or relative and may be expressed in terms of a progression within a specified range.

Change in Control.    In general, if a change in control (as defined in the 2006 Plan) occurs and if a 2006 Plan participant’s employment or other service is terminated within twelve months after the change in control (other than a termination by us for “cause,” or by the participant without “good reason”) the participant’s outstanding awards will become fully vested and will remain exercisable for up to 180 days after the date of termination. If, as part of the change in control, we are acquired by another company, outstanding awards may be cashed out and/or canceled.

As of September 30, 2010, the combined total of the number of shares of restricted stock issued under the 2006 Plan, the number of shares covered by restricted stock units and the number of shares covered by options outstanding under the 2006 Plan was 3,384,553. At the Company’s 2008 annual meeting of stockholders, the Company’s stockholders approved an amendment to the 2006 Plan to increase the number of shares issuable under the 2006 Plan to 4,550,000.

Grants of Plan-Based Awards for fiscal year ended September 30, 2010

The following table shows all plan-based awards granted to the named executive officers during the fiscal year ended September 30, 2010.

Name	Grant Date		Board Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards
				Threshold ($)	Target ($)	Maximum ($)
Jost Fischer	12/8/2009	(1)	12/1/2009	—	642,000	1,284,000	—	—	—	—
	12/8/2009		12/1/2009	—	—	—	30,500	—	—	1,050,725

Simone Blank	12/8/2009	(1)	12/1/2009	—	275,000	550,000	—	—	—	—
	12/8/2009		12/1/2009	—	—	—	18,500	—	—	637,325

Jeffrey T. Slovin	12/8/2009	(1)	12/1/2009	—	275,000	550,000	—	—	—	—
	12/8/2009		12/1/2009	—	—	—	18,500	—	—	637,325

Theo Haar(2)	12/8/2009	(1)	12/1/2009	—	206,000	412,000	—	—	—	—

Jonathan Friedman	12/8/2009		12/1/2009	76,038	115,000	153,295	—	—	—	—
	12/8/2009		12/1/2009	—	—	—	3,650	—	—	125,743

Walter Petersohn	2/19/2010		12/1/2009	55,257	101,798	—	—	—	—	—
	12/8/2009		12/1/2009	—	—	—	5,000	—	—	172,250
	11/13/2009		—	—	17,645	—	—	—	—	—

(1)	For a discussion of amounts earned by Mr. Fischer, Ms. Blank, Mr. Slovin and Mr. Haar, see “Short-term Pay—Non-Equity Performance Compensation—2010 Fiscal Performance and Bonus Results under Executive Plan.” The Target Amount is the full year amount payable upon achievement of target performance of the measures defined in the Executive Plan. The Maximum Amount is twice the Target Amount, pursuant to the terms of the Executive Plan. Mr. Petersohn is compensated in euros. Amounts earned by Mr. Friedman and Mr. Petersohn represent amounts earned in fiscal 2010 based on fiscal 2010 performance under the Employee Profit Sharing Bonus Plan. For a discussion of amounts earned by Mr. Friedman and Mr. Petersohn under the Employee Profit Sharing Bonus Plan, see “Short-term Pay—Non-Equity Performance Compensation—Employee Profit Sharing Bonus Plan and 2010 Fiscal Year Bonus Results.” Amounts earned by Mr. Petersohn also include amounts earned in fiscal 2010 based on a special bonus under the Employee Profit Sharing Bonus Plan relating to the expansion of certain Asian-Pacific markets, as described under “Short-term Pay—Non-Equity Performance Compensation—Employee Profit Sharing Bonus Plan and 2010 Fiscal Year Bonus Results.”
(2)	As a result of Mr. Haar’s notice of retirement on February 2, 2009 all of his unvested stock option awards have been forfeited. As of September 20, 2010, Mr. Haar is no longer an executive officer of the Company but remains an employee of the Company through February 28, 2011.

Outstanding Equity Awards at fiscal year end September 30, 2010

The following table provides information regarding the outstanding equity awards held by each named executive officer as of September 30, 2010.

Name	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Jost Fischer	50,000	150,000	—	11.90	12/8/2018	30,500	1,099,220	—	—
Simone Blank	37,500	112,500	—	11.90	12/8/2018	18,500	666,740	—	—
Jeffrey T. Slovin(2)	2,126	—	—	2.75	11/18/2012	18,500	666,740	—	—
	3,660	—	—	7.50	11/3/2013	—	—	—	—
	400,000	—	—	10.50	6/9/2014	—	—	—	—
	565,371	124,121	—	14.09	9/25/2015	—	—	—	—
	37,500	112,500	—	11.90	12/8/2018	—	—	—	—
Theo Haar	—	—	—	—	—	—	—	—	—
Jonathan Friedman(3)	—	9,638	—	11.73	9/10/2017	3,650	131,546	—	—
	—	9,000	—	11.90	12/8/2018	—	—	—	—
Walter Petersohn	3,576	3,578	—	11.73	12/31/2016	5,000	180,200	—	—

(1)	Represents the market value of unvested restricted stock units calculated by multiplying the number of restricted stock units held by the closing market price of our Common Stock on September 30, 2010. The restricted stock units vest over four years with one-third vesting on each of December 8, 2012, December 8, 2013 and December 8, 2014.
(2)	Mr. Slovin received 1,130,000 options in connection with the acquisition of Schick Technologies, Inc. on September 25, 2005. The options vested pro rata on a daily basis over a four-year period commencing with the close of the acquisition on June 20, 2006. The exercise price of these options was $25.10. Exchanged options began vesting on March 30, 2010 at the same percentage as the options surrendered at the close of the exchange. On March 30, 2010, 478,539 options vested. Any unvested options will continue to vest pro rata on a daily basis until June 20, 2011.
(3)	Mr. Friedman was granted 40,000 options under the 2006 Plan at an exercise price of $29.91 which were subject to vesting as follows: 20,000 on September 10, 2009, 10,000 on September 10, 2010 and 10,000 on September 10, 2011. On January 21, 2009, pursuant to an option exchange offer program under the 2006 Plan, Mr. Friedman exchanged the 40,000 options previously granted under the 2006 Plan for 19,276 options under the 2006 Plan granted at an exercise price of $11.73. Pursuant to the terms of the option exchange offer program, Mr. Friedman’s options now vest as follows: 50% on September 10, 2010, 25% on September 10, 2011 and 25% on September 10, 2012. The option expiration date remains unchanged.

Option exercises and stock vested for fiscal year ended September 30, 2010

	Options			Restricted Stock Units
	Shares Acquired on Exercise	Value Realized on Exercise ($)		Shares Acquired on Vesting	Value Realized on Vesting ($)
Jost Fischer	—	—		—	—
Simone Blank	—	—		—	—
Jeffrey T. Slovin	—	—		—	—
Theo Haar	—	—		—	—
Jonathan Friedman	12,638	301,777	(1)	—	—
Walter Petersohn	—	—		—	—

(1)	Calculated by multiplying the number of exercised stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on the date of exercise. On January 15, 2010, Mr. Friedman exercised 3,000 options and on September 14, 2010 he exercised 9,638 options.

Pension Benefits

None of the named executive officers participate in a defined benefit pension plan.

Nonqualified Defined Contribution and other Nonqualified Deferred Compensation

Mr. Fischer and Ms. Blank participate in a defined contribution retirement savings plan (the “Defined Contribution Plan”). While such benefit was authorized by the Compensation Committee in fiscal 2008, no contributions were made on behalf of Mr. Fischer and Ms. Blank until January 2009. The Company’s contribution for fiscal 2010 is $34,462 for Mr. Fischer, and $25,788 for Ms. Blank.

Employer contributions are used to make payments on an insurance policy. Pursuant to the terms of the policy, the accumulated benefit bears interest as determined pursuant to the insurance policy and amounted to 0.75% in fiscal 2010. This policy has been pledged to the beneficiaries. The only payments to which the beneficiaries are entitled are the proceeds of the insurance policy and the employer has no further obligation. Beginning on the first month following the 65th birthday of such executive, the benefits under the Defined Contribution Plan become automatically due and payable. The executive may also elect to have such benefits begin at any time after his or her 60th birthday. If the executive elects to receive benefits early, the accumulated funds are converted into a retirement pension using actuarial methods at that time. In the case of inability to work, the surrender value of the insurance becomes due and payable. If the executive dies prior to retirement a fully insured death lump sum is converted into an annuity for the executive’s spouse. If the executive dies following retirement, 60% of the accumulated benefit is converted into an annuity for the executive’s spouse. If the beneficiary leaves the Company prior to reaching retirement age, the accumulated benefit is paid to the executive. Alternatively, a private continuation of the contract can be agreed.

Nonqualified Defined Contribution
	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(2)
Jost Fischer	—	34,462	513	—	38,054
Simone Blank	—	25,788	686	—	28,292
Jeffrey T. Slovin	—	—	—	—	—
Theo Haar	—	—	—	—	—
Jonathan Friedman	—	—	—	—	—
Walter Petersohn	—	—	—	—	—

(1)	These amounts are included in the named executive officer’s compensation for the current fiscal year, as reported in the Summary Compensation Table.
(2)	The aggregate balance at year end represents the guaranteed policy reserve, which is the surrender value of the insurance contract. The following amounts are also reported in the Summary Compensation Table as 2009 compensation: Mr. Fischer, $25,798; Ms. Blank, $19,305.

Potential Payments upon Termination or Change in Control

The following tables provide information on the compensation payable to each named executive officer upon voluntary termination, disability, death, termination for cause or upon a change in control. The amounts shown assume that the termination was effective as of September 30, 2010 and are estimates of the amounts that would be paid to the named executive officer upon his or her separation from the Company. The actual amounts to be paid to each named executive officer can only be determined at the time of such person’s separation from the Company. See “Employment Agreements.”

Name	Benefit	Voluntary Termination/ Termination without Cause(1)		Termination with Good Reason(5)		Disability(6)		Death		Termination for Cause(7)	Change in Control
Jost Fischer*	Salary	$1,538,906	(2)	$1,538,906	(2)	$384,726		384,726		—	—
	Bonus	1,284,000	(3)	1,284,000	(3)	321,000		321,000		—	—
	Health and Welfare Benefits	23,752	(4)	23,752	(4)	5,938		—		—	—
	Stock Option Acceleration	—		—		—		—		—	$3,621,000	(8)
	RSU Acceleration	—		—		—	(9)	—	(9)	—	1,099,220	(10)
	Defined Contribution Plan	51,651		51,651		51,651		(11)		51,651	—
	Other(12)	51,680		51,680		12,920		—		—	—

*	Mr. Fischer was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010.
(1)	Reflects amounts payable to Mr. Fischer in the event of termination by Mr. Fischer or by the Company, in each case without cause, with a six-month notice period and without good reason, provided the terms of a non-compete provision of his employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Fischer’s employment agreement).
(2)	Represents Mr. Fischer’s annual salary, as in effect on September 30, 2010, for a period of 24 months.
(3)	Represents the target bonus amount pursuant to the Executive Plan, as in effect on September 30, 2010, for a period of 24 months.
(4)	Represents the value of continued health and welfare benefits as in effect on September 30, 2010, for a period of 24 months.
(5)	Reflects amounts payable to Mr. Fischer in the event of termination by Mr. Fischer for good reason, without cause and with a six-month notice period provided the terms of a non-compete provision of his employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Fischer’s employment agreement).
(6)	Represents Mr. Fischer’s contractual compensation, as in effect on September 30, 2010, for a period of six months from the date of disability. Amounts do not reflect possible set-off of payment pursuant to statutory and contractual arrangements.
(7)	Cause as defined by Austrian law.
(8)	Represents the value of unvested stock options as of September 30, 2010, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2010.
(9)	Pursuant to the terms of the 2006 Plan, if Mr. Fischer dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Fischer shall lapse.
(10)	Represents the value of unrestricted stock units as of September 30, 2010, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2010.
(11)	In the event of Mr. Fischer’s death prior to retirement, his spouse would receive the annuity described under “—Nonqualified Defined Contribution and other Nonqualified Deferred Compensation,” which annuity would have been $13,538 per year.
(12)	Includes car allowance.

Name	Benefit	Voluntary Termination/ Termination without Cause(1)		Termination with Good Reason(5)		Disability(6)		Death		Termination for Cause(7)	Change in Control
Simone Blank*	Salary	$932,012	(2)	$932,012	(2)	$77,668		—		—	—
	Bonus	550,000	(3)	550,000	(3)	45,833		—		—	—
	Health and Welfare Benefits	8,144	(4)	8,144	(4)	679		—		—	—
	Stock Option Acceleration	—		—		—		—		—	$2,715,750	(8)
	RSU Acceleration	—		—		—	(9)	—	(9)	—	666,740	(10)
	Defined Contribution Plan	38,399		38,399		38,399		(11)		38,399	—
	Other(12)	37,220		37,220		3,102		—		—	—

*	Ms. Blank was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010.
(1)	Reflects amounts payable to Ms. Blank in the event of termination by Ms. Blank or by the Company, in each case without cause, with a six-month notice period and without good reason, provided the terms of a non-compete provision of her employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Ms. Blank’s employment agreement).
(2)	Represents Ms. Blank’s annual salary, as in effect on September 30, 2010, for a period of 24 months.
(3)	Represents the target bonus amount pursuant to the Executive Plan, as in effect on September 30, 2010, for a period of 24 months.
(4)	Represents the value of continued health and welfare benefits as in effect on September 30, 2010, for a period of 24 months.
(5)	Reflects amounts payable to Ms. Blank in the event of termination by Ms. Blank for good reason, without cause and with a six-month notice period provided the terms of a non-compete provision of her employment agreement are complied with for a period of 24 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Ms. Blank’s employment agreement).
(6)	Pursuant to the terms of her employment agreement, in the event of Ms. Blank’s illness the Company shall pay Ms. Blank pursuant to the terms of statutory and contractual arrangements. The above numbers represents 6 weeks of full remuneration and 4 weeks of half remuneration.
(7)	Cause as defined by Austrian law.
(8)	Represents the value of unvested stock options as of September 30, 2010, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2010.
(9)	Pursuant to the terms of the 2006 Plan, if Mr. Blank dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Blank shall lapse.
(10)	Represents the value of unrestricted stock units as of September 30, 2010, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2010.
(11)	In the event of Ms. Blank’s death prior to retirement, her spouse would receive the annuity described under “—Nonqualified Defined Contribution and other Nonqualified Deferred Compensation,” which annuity would have been $21,680 per year.
(12)	Includes car allowance.

Name	Benefit	Termination without Cause or for Good Reason		Disability		Death		Termination for Cause	Voluntary Termination	Change in Control
Jeffrey T. Slovin	Salary Continuation	$885,800	(1)	—		—		—	—	—
	Bonus	550,000	(2)	—		—		—	—	—
	Heath and Medical Benefits	47,200	(3)	—		—		—	—	—
	Stock Option Acceleration	—	(4)(5)	$3,629,706	(4)(5)	$3,629,706	(4)(5)	—	—	$5,440,206	(4)(6)
	RSU Acceleration	—		—	(7)	—	(7)	—	—	666,740	(8)

(1)	Represents Mr. Slovin’s annual base salary as in effect on September 30, 2010 for a period of 24 months following termination without cause or termination for good reason. For any termination event, Mr. Slovin would also receive a lump sum payment equal to value of accrued, but unused, vacation days.
(2)	The bonus is 2 times the target bonus Mr. Slovin would have otherwise received during the year in which the termination occurred.
(3)	Represents health and medical benefits for a period of 24 months following termination without cause or termination for good reason.
(4)	Represents the value of unvested stock options as of September 30, 2010, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2010.
(5)	If Mr. Slovin’s employment is terminated by the Company without cause or for good reason or Mr. Slovin dies or becomes permanently disabled, the unvested stock options that were scheduled to vest during the one year period following such events will instead vest on the date of such event, and the remaining unvested portion would automatically expire.
(6)	In the event of any change of control of the Company, Mr. Slovin’s stock options shall immediately vest and become exercisable.
(7)	Pursuant to the terms of the 2006 Plan, if Mr. Slovin dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Slovin shall lapse.
(8)	Represents the value of unrestricted stock units as of September 30, 2010, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2010.

Name	Benefit	Voluntary Termination/ Termination without Cause		Disability		Death(4)
Theo Haar*	Salary	$155,790	(1)	$155,790	(1)(3)	$155,790
	Bonus	85,833	(2)	85,833	(2)(3)	85,833
	Other(5)	8,405		8,405	(3)	—

*	Mr. Haar was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010. Mr. Haar is no longer an executive of the Company as of September 20, 2010, but remains employed by the Company through February 28, 2011.
(1)	Represents Mr. Haar’s annual salary, as in effect on September 30, 2010, for a period of five months (from September 30, 2010 until February 28, 2011) as a result of Mr. Haar’s termination notice on February 2, 2009.
(2)	Represents the target bonus amount pursuant to the Executive Plan, as in effect on September 30, 2010, for a period of five months (from September 30, 2010 until February 28, 2011) as a result of Mr. Haar’s termination notice on February 2, 2009. Mr. Haar is no longer an executive of the Company as of September 20, 2010, but remains employed by the Company through February 28, 2011.
(3)	Amounts do not reflect possible set-off of payment pursuant to statutory or private insurances.
(4)	Represents Mr. Haar’s contractual compensation, as in effect on September 30, 2010, for a period of five months from the date of termination due to death.
(5)	Includes car allowance.

Name	Benefit	Termination without cause		Disability		Death		Termination for Cause	Change in Control
Jonathan Friedman	Salary	$285,000	(1)	—		—		—	—
	Stock Option Acceleration	—		—		—		—	$306,720	(2)
	RSU Acceleration	—		—	(3)	—	(3)	—	131,546	(4)

(1)	Represents 12 months of Mr. Friedman’s base salary as of September 30, 2010, payable if Mr. Friedman makes himself available as a full-time consultant to the Company for the three months after termination of employment.
(2)	Pursuant to the terms of the 2006 Plan, if there is a Change in Control (as defined in the 2006 Plan) and Mr. Friedman’s employment is terminated by the Company without cause, Mr. Friedman dies, becomes disabled or retires, or Mr. Friedman terminates his employment for Good Reason (as defined in the 2006 Plan), within 12 months of a change in control, unvested options held by Mr. Friedman will immediately vest. Represents the value of unvested stock options as of September 30, 2010, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2010.
(3)	Pursuant to the terms of the 2006 Plan, if Mr. Friedman dies, becomes disabled or retires, all restrictions on unvested restricted stock units granted to Mr. Friedman shall lapse.
(4)	Represents the value of unrestricted stock units as of September 30, 2010, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2010.

Name	Benefit	Voluntary Termination/ Termination without Cause(1)		Termination with Good Reason(4)		Disability(5)	Death	Termination for Cause(6)	Change in Control
Walter Petersohn	Salary	$325,752	(2)	$325,752	(2)	$36,195	—	—	—
	Bonus	152,696	(3)	152,696	(3)	16,966	—	—	—
	Stock Option Acceleration	—		—		—	—	—	$545,300	(7)
	RSU Acceleration	—		—		—	—	—	180,200	(8)
	Other(9)	31,865		31,865		3,541	—	—	—

(1)	Reflects amounts payable to Mr. Petersohn in the event of termination by Mr. Petersohn or by the Company, in each case without cause and without good reason, with a six-month notice period and a 12 month non-compete if Mr. Petersohn terminates and with an 18 month notice period if the Company terminates, provided the terms of a non-compete provision of his employment agreement are complied with for a period of 18 months following the delivery of a termination notice. Amounts include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Petersohn’s employment agreement).
(2)	Represents Mr. Petersohn’s annual salary, as in effect on September 30, 2010, for a period of 18 months. Mr. Petersohn was compensated in euros. All amounts have been converted to U.S. dollars at an exchange rate of 1.35730, the average exchange rate for the fiscal year ended September 30, 2010.
(3)	Represents the target bonus amount pursuant to the Employee Profit Sharing Bonus Plan, as in effect on September 30, 2010, for a period of 18 months.
(4)	Reflects amounts payable to Mr. Petersohn in the event of termination by Mr. Petersohn for good reason, without cause and with a six month notice period provided the terms of a non-compete provision of his employment agreement are complied with for a period of 18 months following the delivery of a termination notice. Amounts reflected include payments made during the term of the employment agreement for services rendered under the employment agreement (i.e. between the notice of termination and the end of services under Mr. Petersohn’s employment agreement).

(5)	Pursuant to the terms of her employment agreement, in the event of Mr. Petersohn’s illness the Company shall pay Mr. Petersohn pursuant to the terms of statutory and contractual arrangements. The above numbers represents 6 weeks of full remuneration and 4 weeks of half remuneration.
(6)	Cause as defined by Austrian law.
(7)	Represents the value of unvested stock options as of September 30, 2010, calculated by multiplying the number of unvested stock options by the difference between the exercise price of those options and the closing market price of our Common Stock on September 30, 2010.
(8)	Represents the value of unrestricted stock units as of September 30, 2010, calculated by multiplying the number of unvested restricted stock units by the closing market price of our Common Stock on September 30, 2010.
(9)	Includes car allowance.

If Mr. Fischer or Ms. Blank is terminated by the Company “without Cause”3 (or he or she should resign for “Good Reason,”4) all securities they hold in Luxco would be subject to repurchase by Luxco at the executive’s option (the “Put Option”) at fair market value. The purchase price payable upon exercise of the Put Option would be 20% in cash and 80% in a subordinated promissory note issued by Luxco, which would bear interest at 8% per annum with no interest or principal payments due until the earlier of (i) the tenth anniversary of the date of issuance or (ii) consummation of a sale of Luxco or the Company. The Company is not obligated to make any payment directly to management or indirectly to Luxco in connection with the exercise of the Put Option.

[3]	“Cause” means (i) the conviction of a crime involving fraud, of fiduciary duty, or breach of insolvency (all within the meaning under German law) or (ii) conduct that qualifies as a reason for an extraordinary termination by Luxco for cause within the meaning of German law.
[4]	“Good Reason” means, with respect to Mr. Fischer and Ms. Blank (i) the appointment of another managing director or key manager of Luxco and its subsidiaries (which include the Company) which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (ii) the acquisition of another enterprise or business division or any economically similar transaction which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, (iii) the amendment of the rules of procedure for the management board of the Company and its subsidiaries which would be applicable to Mr. Fischer and/or Ms. Blank which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank, or (iv) initiation of substantial consultancy work by any advisory or supervisory board of the Company or its subsidiaries or by MDP or any of its affiliates, the costs of which shall be borne in part or in whole by the Company or its subsidiaries which would reasonably be expected to have a material adverse impact on the authority of Mr. Fischer and/or Ms. Blank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Advisory Services Agreement

On July 30, 2010, the Company and Luxco, a significant stockholder of the Company, elected not to renew the advisory services agreement between them that terminated on October 1, 2010. Under the agreement, which became effective October 1, 2005, the Company paid an annual fee to Luxco of €325,000 in fiscal 2010 (approximately $441,000 at an exchange rate of 1.35730 for fiscal 2010), and Luxco provided to the Company certain advisory services regarding the structure, terms and condition of debt offerings by the Company, financing sources and options, business development and other services. In addition, pursuant to an agreement between Luxco and MDP IV Offshore GP, LP, MDP IV Offshore GP, LP provided these services to the Company in exchange for a fee from Luxco of €324,593.75 (approximately $439,700 at an exchange rate of 1.35730 for fiscal 2010).

Registration Rights Agreement

We are parties to a Registration Agreement with Luxco granting Luxco registration rights with respect to the shares it received in the Exchange. Any group of holders of at least a majority of the securities with registration rights may require us to register all or part of their shares three times on a Form S-1 or an unlimited number of times on a Form S-3, provided that, in the case of a registration on Form S-3, the aggregate offering value of the securities to be registered must equal at least $20 million. In addition, the holders of securities with registration rights may require us to include their shares in future registration statements that we file, subject to reduction at the option of the underwriters of such an offering. Upon any of these registrations, these shares will be freely tradable in the public market without restriction. We are obligated under the Registration Agreement to pay the registration expenses incurred in connection with any registration, qualification or compliance relating to the exercise of a holder’s registration rights, other than underwriting discounts and commissions. Additionally, we have agreed to indemnify and hold harmless holders (and their affiliates) of registrable securities covered by a registration statement against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the holders (or their affiliates) may be required to make because of any of those liabilities. We have also agreed not to modify the terms and conditions of the existing registration rights agreement or grant registration rights that could adversely affect a holder’s registration rights under the Registration Agreement without the prior written consent of holders of at least a majority of the securities with registration rights. We have granted Mr. Slovin similar registration rights.

Review, Approval or Ratification of Transactions with Related Persons

Pursuant to the charter of our Audit Committee, the Audit Committee must review, in advance, any proposed transaction between the Company and any related party. No such related-party transaction may be consummated by the Company without the approval of the Audit Committee. All related party transactions reported since the beginning of the Company’s 2010 fiscal year were approved in accordance with such policies and procedures.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

This year, a number of brokers with account holders who are Sirona Dental Systems, Inc.’s stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please call or write your broker or direct your written request to Legal Department, Sirona Dental Systems, Inc., 30-30 47thAvenue, Suite 500, Long Island City, New York, New York 11101 or contact Jonathan Friedman, Esq. at (718) 482-2163. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

SOLICITATION OF PROXIES

The Company is paying the costs for the solicitation of proxies, including the cost of preparing and mailing this Proxy Statement. Proxies are being solicited primarily by mail, but in addition, the solicitation by mail may be followed by solicitation in person, or by telephone or facsimile, by regular employees of the Company without additional compensation. The Company will reimburse brokers, banks and other custodians and nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to the Company’s stockholders.

PROPOSALS FOR THE 2011 ANNUAL MEETING

Pursuant to federal securities laws, any proposal by a stockholder to be presented at the 2011 Annual Meeting of Stockholders and to be included in the Company’s proxy statement must be received at the Company’s executive office at 30-30, Suite 500, 47th Avenue, Long Island City, New York 11101, no later than the close of business on September 30, 2011 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2011 Annual Meeting of Stockholders. Proposals should be sent to the attention of the Secretary.

If you intend to present a proposal at next year’s annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address above. Pursuant to the Company’s By-laws, in order for business to be properly brought before an annual meeting of stockholders by a stockholder, the stockholder must give written notice of such stockholder’s intent to bring a matter before the annual meeting not less than ninety days prior to the date of such meeting; provided, however, that if less than ninety days’ notice or prior public disclosure of the date of such meeting is given to stockholders or made, the stockholder must give such written notice no later than the close of business on the tenth (10th) day following the day on which notice or public disclosure of the date of such meeting is given or made.

Notice of a proposal must include, as to each matter, (i) a brief description (which includes all material aspects thereof) of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) your name and address, as they appear on the stock records of the Company, (iii) the class and number of shares of each class of capital stock of the Company that are owned beneficially and of record by you, your affiliates, all groups of which you are a member and all persons with whom you are acting in concert (in each case, identifying them) and (iv) any material direct or indirect interest of you and your affiliates, groups or persons in such business.

Notice of a nomination must include:

(i) as to each individual whom such stockholder proposes to nominate for election as a director, (a) the name, date of birth, business address and residential address of such individual, (b) the principal occupation or employment of such individual for at least the five years preceding the date of such notice, (c) the classes and number of each class of the capital stock of the Company that are owned beneficially and of record by such individual, his affiliates, all persons with whom he is acting in concert and all groups of which he is a member (in each case, identifying them) and (d) all information relating to such individual that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder; and

(ii) as to the stockholder giving such notice, (A) the name and address of such stockholder, as they appear on the stock records of the Company, (B) the classes and number of shares of each class of capital stock of the Company that are owned beneficially and of record by such stockholder, his affiliates, all persons acting in concert with him and all groups of which he is a member (in each case, identifying them) and (C) any professional, commercial, business or familial relationship of such stockholder, affiliates, persons or groups (in each case, identifying them) to such nominees, his affiliates, any person acting in concert with him or any group of which he is a member (in each case, identifying them).

Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates.

GENERAL

The Company’s Annual Report for the fiscal year ended September 30, 2010 is being mailed to stockholders together with this Proxy Statement. The Annual Report is not part of the soliciting materials.

The information set forth in this Proxy Statement under the captions “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be deemed to be (i) incorporated by reference into any filing by the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that in any such filing the Company expressly incorporates such information by reference, or (ii) “soliciting material” or to be “filed” with the SEC.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jonathan Friedman
Secretary

January 21, 2011

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010, including the financial statements and the financial statement schedules thereto, is available without charge upon written request to: Corporate Secretary, Sirona Dental Systems, Inc., 30-30 47th Avenue, Suite 500, Long Island City, New York, 11101.

SIRONA DENTAL SYSTEMS, INC.

PROXY

Annual Meeting of Stockholders February 23, 2011

(Solicited on Behalf of the Board of Directors)

The undersigned stockholder of Sirona Dental Systems, Inc. hereby constitutes and appoints Jonathan Friedman as the attorney and proxy of the undersigned, with full power of substitution and revocation, to vote for and in the name, place and stead of the undersigned at the Annual Meeting of Stockholders of Sirona Dental Systems, Inc. (the “Company”) to be held at the offices of Kirkland & Ellis LLP, 300 North LaSalle, Chicago, IL 60654 on Wednesday, February 23, 2011 at 11:00 a.m., and at any adjournments thereof, the number of votes the undersigned would be entitled to cast if present.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF A DIRECTOR AND FOR EACH OF THE FOLLOWING PROPOSALS.

1.	Election of four directors nominated by the Board of Directors.

☐	FOR the nominees listed Below (except as indicated to the contrary below)	☐	WITHHOLD AUTHORITY to vote for the nominees listed below

	William K. Hood Thomas Jetter Harry M. Jansen Kraemer, Jr. Jeffrey T. Slovin		William K. Hood Thomas Jetter Harry M. Jansen Kraemer, Jr. Jeffrey T. Slovin

2.	Proposal to ratify the selection of KPMG AG, Wirtschaftsprüfungsgesellschaft, Frankfurt, Germany as the Company’s independent auditor for the fiscal year ending September 30, 2011.

☐ FOR ☐ AGAINST ☐ ABSTAIN

3.	Proposal to approve the compensation of the Company’s named executive officers.

☐ FOR ☐ AGAINST ☐ ABSTAIN

4.	Proposal on how often to vote on the approval of the compensation of the Company’s named executive officers.

☐ EVERY YEAR ☐ EVERY TWO YEARS ☐ EVERY THREE YEARS ☐ ABSTAIN

5.	In his discretion, upon such other matters as may properly come before the meeting.

Said attorneys and proxies, or their substitutes (or if only one, that one), at said meeting, or any adjournments thereof, may exercise all of the powers hereby given. Any proxy heretofore given is hereby revoked.

Receipt is acknowledged of the Notice of Annual Meeting of Stockholders, the Proxy Statement accompanying such Notice and the Annual Report to stockholders for the fiscal year ended September 30, 2010.

, 2011
Date	Stockholder(s) signature(s)

, 2011
Date	Stockholder(s) signature(s)

Note: If shares are held jointly, both holders should sign. Attorneys, executors, administrators, trustees, guardians or others signing in a representative capacity should give their full titles. Proxies executed in the name of a corporation should be signed on behalf of the corporation by its president or other authorized officer.